Exhibit 10.1

PREFERRED EQUITY INVESTMENT AGREEMENT

AMONG

BROAD STREET OPERATING PARTNERSHIP, LP,

as Common Member,

Broad Street Eagles JV LLC,

as the Company,

and

CF FLYER PE INVESTOR LLC,

as Preferred Investor

November 22, 2022

Table of Contents

i

EXHIBITS AND SCHEDULES

Exhibit “A‑1”	Description of Avondale Shops Property
Exhibit “A‑2”	Description of Brookhill Azalea Property
Exhibit “A-3”	Description of Colfax Avenue Property
Exhibit “A‑4”	Reserved
Exhibit “A‑5”	Reserved
Exhibit “A‑6”	Reserved
Exhibit “A‑7”	Description of Greenwood Village Property
Exhibit “A‑8”	Description of Hollinswood Property
Exhibit “A‑9”	Description of Lamar Station Plaza (East) Property
Exhibit “A‑10”	Description of Lamar Station Plaza Property
Exhibit “A‑11”	Reserved
Exhibit “A‑12”	Description of Midtown Row Current Property
Exhibit “A‑13”	Description of Vista Shops Property
Exhibit “A‑14”	Reserved
Exhibit “A‑15”	Reserved
Exhibit “B”	Pre-Closing Restructuring Documents
Exhibit “C”	As of Closing Organizational Structure Chart
Exhibit “D”	Closing Escrow Agreement
Exhibit “E”	Closing Statement
Exhibit “F”	Form of Joint Venture Agreement
Exhibit “G”	Form of Legal Opinion
Exhibit “H”	Form of Registration Rights Agreement
Exhibit “I”	Form of Governance Agreement
Exhibit “J”	Form of Warrant Agreement
Exhibit “K”	Form of Director Indemnification Agreement
Schedule 1	Mortgage Loans
Schedule 2	Rent Rolls
Schedule 3	Property Management Agreements
Schedule 3.2(i)(iv)	SEC Filings
Schedule 3.2(n)(ix)	Tax Protection Agreements
Schedule 3.2(o)	Litigation
Schedule 4	Recognition Agreements
Schedule 5	Existing Company Subsidiary Operating Agreements
Schedule 6	Tenant Deposits
Schedule 7	Tenant Discontinued Operations
Schedule 8	Tenant Disputes
Schedule 9	Delinquent Rents
Schedule 10	Tenant Inducements
Schedule 11	Ongoing Work
Schedule 12	Required Repairs

-ii-

Schedule 13	TIF Agreement Net Operating Income
Schedule 14	New Leases
Schedule 15	New Lease Terms
Schedule 16	Material Contracts
Schedule 17	Employees
Schedule 18	Disclosure Controls
Schedule 19(a)	Additional Guaranteed Obligations
Schedule 19(b)	Affiliate Guaranteed Obligations

-iii-

PREFERRED EQUITY INVESTMENT AGREEMENT

THIS PREFERRED EQUITY INVESTMENT AGREEMENT (this “Agreement”), dated effective for all purposes as of November 22, 2022 (the “Effective Date”), is by and among BROAD STREET OPERATING PARTNERSHIP, LP, a Delaware limited partnership (“Common Member”), Broad Street Eagles JV LLC, a Delaware limited liability company (the “Company”), and CF Flyer PE Investor LLC, a Delaware limited liability company (“Preferred Investor”).

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1. Definitions. The parties hereby agree that the following terms shall have the meanings hereinafter set forth, such definitions to be applicable equally to the singular and plural forms, and to the masculine and feminine forms, of such terms:

“Account Bank” shall have the meaning ascribed to such term in the Joint Venture Agreement.

“Active Purchase Agreements” shall mean, individually and/or collectively, as the context may permit or require, each of (i) the Midtown Row Current Purchase Agreement, (ii) the Colfax Avenue Purchase Agreement, and (iii) the Lamar Station Agreement and Plan of Merger.

“Affiliate” shall have the meaning ascribed to such term in the Joint Venture Agreement.

“Agreement” shall mean this Preferred Equity Investment Agreement, as the same may be amended, modified, or supplemented from time to time in writing by the parties hereto.

“Ancillary Agreements” means, collectively, the Governance Agreement, the Warrant Agreement, the Cash Flow Pledge Agreement, the Cash Flow Pledge Agreement (Basis) and the Registration Rights Agreement.

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to a Person from time to time concerning or relating to bribery or corruption, including, without limitation, 18 U.S.C. § 666(a)(1)(B) (Bribery Concerning Programs Receiving Federal Funds), or any other law, rule, or regulation prohibiting the offer, promise, gift, or agreement to provide an improper benefit, with the object of obtaining a business advantage.

“Applicable Law” shall mean all statutes, laws, ordinances, regulations, rules, codes, orders, constitutions, treaties, common laws, judgments, determinations, decrees, other requirements or rules of law of any Governmental Entity, including securities laws.

“As of Closing Organizational Structure Chart” shall have the meaning ascribed in Section 2.1(b).

“Avondale Shops Property” shall mean those certain parcels of land more particularly described on Exhibit “A-1”, and all easements and appurtenances thereto, including Avondale Shops Property Owner’s right, title and interest in and to all rights-of-way, open or proposed streets, alleys, easements, strips or gores of land adjacent thereto, all related improvements and structures located thereon, together with all licenses and permits, Contracts, Leases and all other tangible and/or intangible property related thereto.

“Avondale Shops Property Owner” shall mean BSV Avondale LLC, a District of Columbia limited liability company.

“Basis Investor” shall mean Big BSP Investments, LLC, a Delaware limited liability company.

“Basis Loan Documents” shall have the meaning ascribed to such term in the Joint Venture Agreement.

“Basis Mortgage Loan” shall have the meaning ascribed to such term in the Joint Venture Agreement.

“Basis Redemption” shall have the meaning ascribed in Section 2.1(a).

“Basis Property Owners” shall have the meaning ascribed to such term in the Joint Venture Agreement.

“Broad Street” shall mean Broad Street Realty, Inc., a Delaware corporation, and its successors and/or assigns.

“Broad Street BIG First OP” shall mean Broad Street BIG First OP LLC, a Delaware limited liability company.

“Broad Street Material Adverse Effect” shall mean, with respect to Broad Street, any effect, change, event, occurrence, circumstance or development that, individually or in the aggregate with other effects, changes, events, occurrences, circumstances or developments, has had or would reasonably be expected to have a material adverse effect on the business, financial condition, assets or results of operations of the Broad Street Parties and the Company Entities, taken as a whole.

“Broad Street Party” shall mean Broad Street and any of its direct or indirect Subsidiaries, excluding any Company Entities.

“Broad Street SEC Documents” shall have the meaning ascribed in Section 3.2(i)(iv).

“Brookhill Azalea Property” shall mean those certain parcels of land more particularly described on Exhibit “A-2”, and all easements and appurtenances thereto, including Brookhill Azalea Property Owner’s right, title and interest in and to all rights-of-way, open or proposed streets, alleys, easements, strips or gores of land adjacent thereto, all related improvements and structures located thereon, together with all licenses and permits, Contracts, Leases and all other tangible and/or intangible property related thereto.

“Brookhill Azalea Property Owner” shall mean BSV Premier Brookhill LLC, a Virginia limited liability company.

“BSR Property Manager” shall have the meaning ascribed to such term in the Joint Venture Agreement.

“Business Day” means any day other than Saturday, Sunday or any other day on which commercial banks in New York, New York are closed for commercial banking business.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (including any changes in state or local Law that are analogous to provisions of the CARES Act or adopted to conform to the CARES Act) and any legislative, administrative or regulatory guidance issued pursuant thereto.

“Cash Flow Pledge Agreement” shall have the meaning ascribed to such term in the Joint Venture Agreement.

“Cash Flow Pledge Agreement (Basis)” shall have the meaning ascribed to such term in the Joint Venture Agreement.

“Clearing Account Agreement” shall have the meaning ascribed to such term in the Joint Venture Agreement.

“Close Associate” shall mean a person who is widely and publicly known to maintain an unusually close relationship with a Senior Foreign Political Figure, and includes a Person who is in a position to conduct substantial United States and non‐United States financial transactions on behalf of the Senior Foreign Political Figure.

“Closing” shall have the meaning ascribed in Section 4.1(a).

“Closing Conditions” shall have the meaning ascribed in Section 4.1(b).

“Closing Disbursements” shall have the meaning ascribed in Section 4.1(c).

“Closing Documents” shall mean, collectively, Preferred Investor’s Closing Documents and Common Member’s Closing Documents.

“Closing Escrow Agreement” shall mean that certain Closing Escrow Agreement, by and among Escrow Agent, Broad Street, Common Member, the Company, and Preferred Investor, dated as of the date hereof, a copy of which is attached hereto as Exhibit “D”.

“Closing Statement” shall mean the closing statement and sources and uses for the Closing and the Transactions, by and between Common Member and Preferred Investor, dated as of the date hereof, a copy of which is attached hereto as Exhibit “E”.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Colfax Avenue Property” shall mean those certain parcels of land more particularly described on Exhibit “A-3”, and all easements and appurtenances thereto, including Colfax Avenue Property Owner’s right, title and interest in and to all rights-of-way, open or proposed streets, alleys, easements, strips or gores of land adjacent thereto, all related improvements and structures located thereon, together with all licenses and permits, Contracts, Leases and all other tangible and/or intangible property related thereto.

“Colfax Avenue Property Owner” shall mean BSV Lamar East LLC, a Delaware limited liability company.

“Colfax Avenue Purchase Agreement” shall mean that certain Purchase and Sale Agreement, by and between SFCA, LLC, a Florida limited liability company, as seller, and Colfax Avenue Property Owner, as successor in interest to BSV Acquisitions, LLC, a Maryland limited liability company, as purchaser, dated as of September 29, 2022, as amended.

“Colfax Avenue Transactions” shall have the meaning ascribed in Section 4.1(b)(iv).

“Common Member” shall have the meaning ascribed in the introductory paragraph of this Agreement.

“Common Member’s Closing Documents” shall have the meaning ascribed in Section 4.2.

“Common Member’s Representations” shall mean the representations and warranties made by Common Member in this Agreement or any other Common Member’s Closing Document, in each case subject to any limitations applicable thereto as set forth herein and therein.

“Common Stock” means the common stock, $0.01 par value per share, of Broad Street.

“Company” shall have the meaning ascribed in the introductory paragraph of this Agreement.

“Company Entities” shall mean the Company and the Company Subsidiaries.

“Company Holding Account” shall have the meaning ascribed to such term in the Joint Venture Agreement.

“Company Subsidiary” shall mean, individually and/or collectively, as the context may permit or require, each Subsidiary of the Company, which shall include the Property Owners.

“Company Subsidiary Interests” shall mean, with respect to each Company Subsidiary, the issued and outstanding membership interests in each Company Subsidiary, together with all rights, duties and obligations appurtenant thereto, whether with respect to voting, control, capital accounts, rights to distributions from or in respect of such Company Subsidiary.

“Company’s Broker” shall have the meaning ascribed in Section 4.5.

“Contracts” shall mean the contracts, equipment leases, purchase orders, maintenance, service, and similar contracts and other agreements which any Company Entity or Broad Street

Party is a party to, or relating to the ownership, operation, construction, repair and/or maintenance of any Property or Excluded Property, excluding (i) the Leases, (ii) the Property Management Agreements, and (iii) the Mortgage Loan Documents.

“Coral Hills Property” shall have the meaning ascribed to such term in the Joint Venture Agreement.

“Coral Hills Property Owner” shall mean BSV Coral Hills LLC, a Maryland limited liability company.

“Crestview Square Property” shall have the meaning ascribed to such term in the Joint Venture Agreement.

“Crestview Square Property Owner” shall mean BSV Crestview Square LLC, a Maryland limited liability company.

“Cromwell Field Loan Documents” shall have the meaning ascribed to such term in the Joint Venture Agreement.

“Cromwell Field Property Owner” shall mean BSV Cromwell Property LLC, a Delaware limited liability company.

“Dekalb Plaza Property” shall have the meaning ascribed to such term in the Joint Venture Agreement .

“Dekalb Plaza Property Owner” shall mean BSV Dekalb LLC, a Pennsylvania limited liability company.

“Delinquent Rents” shall mean Rents due on or prior to the Effective Date which have not been paid on or before the Effective Date.

“Diligence Website” shall mean the on-line “ProDeal” due diligence website designated by the Common Member prior to the Effective Date, and having the following URL: https://app.prodeal360.com/rooms/27923/items.

“Director Indemnification Agreement” shall have the meaning ascribed in Section 4.2(l).

“Effective Date” shall have the meaning ascribed in the introductory paragraph of this Agreement.

“Encumbrances” shall have the meaning ascribed in Section 3.2(b)(iii).

“Environmental Laws” shall mean all Applicable Laws, and all binding written interpretations and policies issued by any Governmental Entity, relating to pollution, public or worker health or safety or the protection of the environment or natural resources, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), the Resource

Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Solid Waste Disposal Act (42 U.S.C. § 6901 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. § 11001 et seq.), the Radon and Indoor Air Quality Research Act (42 U.S.C. § 7401 note, et seq.), the Superfund Amendment Reauthorization Act of 1986 (42 U.S.C. § 9601 et seq.), any and all comparable state and local laws, and any and all rules and regulations under any and all of the aforementioned laws.

“Excluded Properties” shall have the meaning ascribed to such term in the Joint Venture Agreement.

“Excluded Property Owners” shall mean, individually and/or collectively, as the context may require or permit, the Highlandtown Property Owner, the Spotswood Property Owner, the Cromwell Field Property Owner and the Basis Property Owners.

“Escrow Agent” shall mean Fidelity National Title Insurance Company.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Existing Company LLC Agreement” shall mean that certain Limited Liability Company Agreement of Broad Street Eagles JV LLC, dated as of November 2, 2022, entered into by Common Member, as sole member.

“Existing Company Subsidiary Operating Agreements” shall mean the existing limited liability company agreements and/or operating agreements of the Subsidiaries (in each case, as amended and restated in connection with the Transactions) listed on Schedule 5 attached hereto.

“Federal Bankruptcy Code” shall mean Title 11 of the United States Code or any successor statute to such Code.

“Financial Statements” shall mean year-end operating statements, balance sheets, statements of income and expense and cash flow statements for the 2020 calendar year, 2021 calendar year, and 2022 year to date, including the notes thereto, in each case with respect to the Company Subsidiaries and the Properties and Excluded Properties.

“Fundamental Representations and Warranties” shall mean the Common Member’s and the Company Entities’ representations and warranties set forth in Section 3.2(a), Section 3.2(b), Section 3.2(c), Section 3.2(d), Section 3.2(e), Section 3.2(f), Section 3.2(g), Section 3.2(i), Section 3.2(j), Section 3.2(l), Section 3.2(m), and Section 3.2(n).

“GAAP” shall have the meaning ascribed to such term in the Joint Venture Agreement.

“Governmental Entity” shall have the meaning ascribed to such term in the Joint Venture Agreement.

“Governance Agreement” shall have the meaning ascribed in Section 4.2(j).

“Greenwood Village Property” shall mean those certain parcels of land more particularly described on Exhibit “A-7”, and all easements and appurtenances thereto, including Greenwood Village Property Owner’s right, title and interest in and to all rights-of-way, open or proposed streets, alleys, easements, strips or gores of land adjacent thereto, all related improvements and structures located thereon, together with all licenses and permits, Contracts, Leases and all other tangible and/or intangible property related thereto.

“Greenwood Village Property Owner” shall mean BSV Greenwood Village LLC, a Delaware limited liability company.

“Hazardous Materials” shall mean any pollutants, contaminants, substances, materials or wastes regulated under. for which standards of conduct or Liability may be imposed pursuant to, Environmental Laws (including petroleum, petroleum by-products, radon, asbestos and asbestos containing materials, polychlorinated biphenyls (“PCBs”), PCB-containing equipment, per- and polyfluoroalkyl substances, radioactive elements, mold, infectious agents, and urea formaldehyde).

“Highlandtown Loan Documents” shall have the meaning ascribed to such term in the Joint Venture Agreement.

“Highlandtown Property Owner” shall mean BSV Highlandtown LLC, a Delaware limited liability company.

“Hollinswood Property” shall mean those certain parcels of land more particularly described on Exhibit “A-8”, and all easements and appurtenances thereto, including Hollinswood Property Owner’s right, title and interest in and to all rights-of-way, open or proposed streets, alleys, easements, strips or gores of land adjacent thereto, all related improvements and structures located thereon, together with all licenses and permits, Contracts, Leases and all other tangible and/or intangible property related thereto.

“Hollinswood Property Owner” shall mean BSV Hollinswood LLC, a Maryland limited liability company.

“Immediate Family Member” shall mean the parents, siblings, spouse, children and in-laws of a Senior Foreign Political Figure.

“Interests” shall mean, with respect to the Company, the issued and outstanding membership interests in the Company, together with all rights, duties and obligations appurtenant thereto, whether with respect to voting, control, capital accounts, rights to distributions from or in respect of the Company.

“Joint Venture Agreement” shall have the meaning ascribed in Section 2.1(f).

“Knowledge” shall mean, with respect to Common Member or any Broad Street Party, the actual knowledge of the Chief Executive Officer, the Chief Financial Officer and the Executive Vice President of Acquisitions & Development.

“Lamar Station Agreement and Plan of Merger” shall mean that certain Agreement and Plan of Merger, dated May 28, 2019, as amended, by and among BSV Lamont Investors LLC, a Delaware limited liability company, MedAmerica Properties Inc., a Delaware corporation, Common Member, and BSV Lamont Merger Sub LLC, a Delaware limited liability company.

“Lamar Station Plaza (East) Mortgage Loan” shall mean that certain mortgage loan, granted by BOKF, NA (as successor to CoBiz Bank), as lender, to Lamar Station Plaza (East) Property Owner pursuant to that certain Loan Agreement, dated as of July 17,2018, by and between BOKF, NA (as successor to CoBiz Bank), as lender, and Lamar Station Plaza (East) Property Owner, as borrower, as amended by that First Loan Modification Agreement dated July 2, 2020 and that Second Loan Modification Agreement dated November 25, 2020.

“Lamar Station Plaza (East) Property” shall mean those certain parcels of land more particularly described on Exhibit “A-9”, and all easements and appurtenances thereto, including Lamar Station Plaza (East) Property Owner’s right, title and interest in and to all rights-of-way, open or proposed streets, alleys, easements, strips or gores of land adjacent thereto, all related improvements and structures located thereon, together with all licenses and permits, Contracts, Leases and all other tangible and/or intangible property related thereto.

“Lamar Station Plaza (East) Property Owner” shall mean BSV Lamar East LLC, a Delaware limited liability company.

“Lamar Station Plaza (East) Transactions” shall have the meaning ascribed in Section 4.1(b)(v).

“Lamar Station Plaza Mortgage Loan” shall have the meaning ascribed to such term in the Joint Venture Agreement.

“Lamar Station Plaza Property” shall mean those certain parcels of land more particularly described on Exhibit “A-10”, and all easements and appurtenances thereto, including Lamar Station Plaza Property Owner’s right, title and interest in and to all rights-of-way, open or proposed streets, alleys, easements, strips or gores of land adjacent thereto, all related improvements and structures located thereon, together with all licenses and permits, Contracts, Leases and all other tangible and/or intangible property related thereto.

“Lamar Station Plaza Property Owner” shall mean BSV Lamar West LLC, a Delaware limited liability company.

“Lamar Station Plaza Transactions” shall have the meaning ascribed in Section 4.1(b)(ii).

“Leases” shall mean all leases, subleases, licenses or other occupancy agreements at any Property or Excluded Property, in each case referenced on the Rent Rolls attached hereto as Schedule 2.

“Liabilities” shall mean, collectively, any and all conditions, debts, actions, causes of action, actual losses, actual damages, claims, proceedings, liabilities, out-of-pocket costs and expenses, demands, judgments, executions, suits, or obligations of any kind or nature whatsoever, direct and/or indirect, at law or in equity, including reasonable attorneys’ fees and disbursements.

“Major Tenants” shall have the meaning ascribed in Section 4.2(q).

“Material Contract” shall have the meaning ascribed to such term in the Joint Venture Agreement, excluding (i) the Leases, (ii) the Property Management Agreements, and (iii) the Mortgage Loan Documents.

“Mezzanine Borrower” shall mean BSR Midtown Current Parent LLC, a Delaware limited liability company.

“Mezzanine Loan” shall have the meaning ascribed to such term in the Joint Venture Agreement.

“Mezzanine Loan Documents” shall have the meaning ascribed to such term in the Joint Venture Agreement.

“Midtown Row” shall have the meaning ascribed to such term in the Joint Venture Agreement.

“Midtown Row Building 10 Property” shall have the meaning ascribed to such term in the Joint Venture Agreement.

“Midtown Row Building 10 Property Owner” shall mean BSV Lamonticello Owner LLC, a Virginia limited liability company.

“Midtown Row Current Property” shall mean those certain parcels of land more particularly described on Exhibit “A-12”, and all easements and appurtenances thereto, including Midtown Row Current Property Owner’s right, title and interest in and to all rights-of-way, open or proposed streets, alleys, easements, strips or gores of land adjacent thereto, all related improvements and structures located thereon, together with all licenses and permits, Contracts, Leases and all other tangible and/or intangible property related thereto.

“Midtown Row Current Property Owner” shall mean BSR Midtown Current LLC, a Delaware limited liability company.

“Midtown Row Current Purchase Agreement” shall mean that certain Purchase and Sale Agreement, by and between BBL Current Owner, LLC, a Delaware limited liability company, as seller, and Broad Street, as purchaser, dated as of December 21, 2021, as amended.

“Midtown Row Current Transactions” shall have the meaning ascribed in Section 4.1(b)(iii).

“Mortgage Lender” shall mean each lender under the Mortgage Loans.

“Mortgage Loan Documents” shall have the meaning ascribed to such term in the Joint Venture Agreement.

“Mortgage Loans” shall mean those certain loans described on Schedule 1 attached hereto, which are secured, directly or indirectly, by the Properties and the Excluded Properties.

“MVB Loan” means the loan pursuant to the (i) Loan Agreement, dated as of December 27, 2019, as amended, by and among MVB Bank, Inc., Common Member, Broad Street and BSR Property Manager and (ii) Modification Agreement, dated March 22, 2022, by and among Common Member, Broad Street and BSR Property Manager as borrowers, MVB Bank, Inc., as lender, and Michael Z. Jacoby, as guarantor. “MVB Loan Release” shall have the meaning ascribed in Section 4.1(b)(vi).

“New Lease Terms” shall have the meaning ascribed in Section 4.1(b)(ix).

“New Leases” shall have the meaning ascribed in Section 4.1(b)(ix).

“New Midtown Row Current Mortgage Loan” shall have the meaning ascribed in Section 4.1(b)(iii).

“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“OFAC List” shall mean any list of prohibited countries, individuals, organizations and entities that is administered or maintained by OFAC, including: (i) Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001) issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), any related enabling legislation or any other similar executive orders, (ii) the List of Specially Designated Nationals and Blocked Persons (the (“SDN List”) maintained by OFAC), and/or on any other similar list (“Other Lists”) maintained by OFAC pursuant to any authorizing statute, executive order or regulation, or (iii) a “Designated National” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515.

“OP Agreement” means the Agreement of Limited Partnership of the Common Member, as amended.

“Organizational Documents” shall have the meaning ascribed in Section 3.2(b)(ii).

“Origination Fee” shall have the meaning ascribed to such term in the Joint Venture Agreement.

“Other List” shall have the meaning given to such term in the definition of “OFAC List.”

“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act.

“Payroll Tax Executive Order” means the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020 and including any administrative or other guidance published with respect thereto by any Tax Authority (including IRS Notice 2020-65 and IRS Notice 2021-11).

“Person” shall have the meaning ascribed to such term in the Joint Venture Agreement.

“Pre-Closing Restructuring” shall have the meaning ascribed in Section 2.1(a).

“Pre-Closing Restructuring Documents” shall mean the contribution and assignment agreements, limited liability company agreement amendments and other documents attached hereto as Exhibit “B”, which collectively, effectuate the Pre-Closing Restructuring.

“Pre-Closing Tax Period” means any Tax period ending on or before the Effective Date and the portion of any Straddle Period ending on and including the Effective Date.

“Pre-Closing Taxes” means an amount, which shall not be less than zero, without duplication, equal to the sum of (A) all Taxes (including, but not limited to, U.S. federal, state and local income, sale and use, payroll or other employee-related Taxes, in each case, including interest and penalties thereon) for which any Company Entity is liable with respect to any Pre-Closing Tax Period, (B) any unpaid severance or deferred compensation obligations of any Company Entity (whether or not accrued), together with the employer portion of any payroll Taxes due on the foregoing amounts, computed as though all such amounts were due and payable as of the Closing, and (C) any payroll Taxes the payment of which was deferred by any Company Entity from any Pre-Closing Tax Period until after the Closing under the CARES Act or any similar or related legislation enacted by a Governmental Entity or pursuant to or in connection with any Payroll Tax Executive Order. For purposes of the foregoing, in the case of any Straddle Period, the amount of any Taxes based on or measured by income or receipts of any Company Entity for any Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the end of the Effective Date, and the amount of other Taxes of any Company Entity for a Straddle Period which relate to any Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the portion of such Straddle Period ending on the Effective Date and the denominator of which is the number of days in such Straddle Period. Additionally, Pre-Closing Taxes shall be calculated on an entity-by-entity basis and a jurisdiction-by-jurisdiction basis, and shall not in any event be in an amount less than zero in any jurisdiction or for any particular Tax and shall not include any offsets or reductions for Tax assets.

“Preferred Equity Investment” shall mean an amount equal to Eighty Million and No/100 Dollars ($80,000,000.00).

“Preferred Investor” shall have the meaning ascribed in the introductory paragraph of this Agreement.

“Preferred Investor’s Closing Documents” shall have the meaning ascribed in Section 4.3.

“Preferred Investor Parties” shall mean and include, collectively but without duplication: (i) Preferred Investor; (ii) any direct or indirect owner of any beneficial interest in Preferred Investor; and (iii) any Affiliate, officer, director, or employee of Preferred Investor, or of any of their respective direct or indirect beneficial interest holders.

“Preferred Membership Interest” shall have the meaning ascribed to such term in the Joint Venture Agreement.

“Property” shall mean, individually and/or collectively, as the context may require or permit, the Avondale Shops Property, the Brookhill Azalea Property, the Colfax Avenue Property, the Greenwood Village Property, the Hollinswood Property, the Lamar Station Plaza (East) Property, the Lamar Station Plaza Property, the Midtown Row Current Property, and the Vista Shops Property.

“Property Management Agreements” shall have the meaning ascribed to such term in the Joint Venture Agreement.

“Property Owners” shall mean, individually and/or collectively, as the context may require or permit, the Avondale Shops Property Owner, the Brookhill Azalea Property Owner, the Colfax Avenue Property Owner, the Crestview Square Property Owner, the Greenwood Village Property Owner, the Hollinswood Property Owner, the Lamar Station Plaza (East) Property Owner, the Lamar Station Plaza Property Owner, the Midtown Row Current Property Owner, and the Vista Shops Property Owner.

“Recognition Agreements” means those certain recognition agreements approved by Preferred Investor and entered into as of the date hereof by and between Preferred Investor and each Mortgage Lender, each of which is listed on Schedule 4 attached hereto.

“Registration Rights Agreement” shall have the meaning ascribed in Section 4.2(i).

“Rent Roll” shall have the meaning ascribed in Section 3.2(q)(i).

“Rents” shall mean fixed monthly rentals, additional rentals, escalation rentals, retroactive rentals, all administrative charges, utility charges, tenant or real property association dues, storage rentals, special event proceeds, temporary rents, telephone receipts, locker rentals, vending machine receipts, and all other sums, charges, and amounts payable, or paid, by tenants under the Leases or from other occupants or users of the Property.

“Representatives” shall have the meaning ascribed in Section 5.11(b).

“Restricted Person” shall have the meaning ascribed in Section 3.2(e)(iii).

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities” shall have the meaning ascribed in Section 3.2(i)(i).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Senior Foreign Political Figure” shall mean a senior official of a major non-United States political party or a senior executive of a government-owned corporation not organized within the United States, or any corporation, business or other entity that has been formed by or for the benefit of a Senior Foreign Political Figure.

“Spotswood Loan Documents” shall have the meaning ascribed to such term in the Joint Venture Agreement.

“Spotswood Property Owner” shall mean BSV Spotswood LLC, a Delaware limited liability company.

“SRO” shall mean a self-regulatory organization.

“Straddle Period” means any Tax period that includes (but does not end on) the Effective Date.

“Subsidiary” shall have the meaning ascribed to such term in the Joint Venture Agreement.

“Tax” or “Taxes” shall mean all U.S. federal, state, local, or non-U.S. income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, severance, social security (or similar), escheat or unclaimed or abandoned property, estimated, excise, severance, environmental, stamp, occupation, premium, real property, personal property, real property gains, windfall profits, customs, duties or other taxes, levies, imposts, assessments, tariffs, duties, fees, deductions, withholdings (including backup withholding), assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, whether disputed or not, imposed by any Tax Authority.

“Tax Authority” shall mean any Governmental Entity having or purporting to exercise jurisdiction with respect to any Tax or Tax Return.

“Tax Return” shall mean any return, declaration, report, claim for refund, information return or statement or other document filed or required to be filed with respect to Taxes, including any schedule or attachment thereto and including any amendment thereof.

“Tenant Deposit” shall mean all advance rents and security deposits paid or deposited by the Tenants to any Company Entity, as landlord, or any other person on any Company Entity’s behalf pursuant to the Leases (together with any interest which has accrued thereon as required by the terms of such Lease, but only to the extent such interest has accrued for the account of the respective Tenants or as required by law).

“Tenants” shall mean all persons or entities occupying or entitled to possession of any portion of the Property pursuant to the Leases, including tenants, subtenants, and licensees.

“TI/LC CapEx Reserve” shall have the meaning ascribed to such term in the Joint Venture Agreement.

“TIF Agreement” shall mean that certain Economic Development Agreement between BSV Lamont JCRS, LLC and the Lakewood Reinvestment Authority dated May 13, 2016, as amended by the First Amendment to Economic Development Agreement dated June 5, 2017 and the Second Amendment to Economic Development Agreement dated September 13, 2019.

“Transactions” shall mean, collectively, the transactions contemplated by this Agreement, including, without limitation, the Basis Redemption, the Pre-Closing Restructuring, the execution and delivery of the Joint Venture Agreement by the parties thereto, the Lamar Station Plaza Transactions, the Midtown Row Current Transactions, the Colfax Avenue Transactions, the Lamar Station Plaza (East) Transactions, the MVB Loan Release, the satisfaction of the Closing Conditions and the disbursement of the Closing Disbursements.

“Transfer Taxes” shall mean all transfer, excise, sales, use, value-added, registration, stamp, recording, property, documentary, filing, conveyance and similar Taxes or fees, including any interest, addition to Tax or penalties related thereto, in each case, arising out of or related to the transactions contemplated by this Agreement.

“Transfer Tax Forms” shall have the meaning ascribed in Section 4.2(b).

“Vista Shops Property” shall mean those certain parcels of land more particularly described on Exhibit “A-13”, and all easements and appurtenances thereto, including Vista Shops Property Owner’s right, title and interest in and to all rights-of-way, open or proposed streets, alleys, easements, strips or gores of land adjacent thereto, all related improvements and structures located thereon, together with all licenses and permits, Contracts, Leases and all other tangible and/or intangible property related thereto.

“Vista Shops Property Owner” shall mean BSV Patrick Street LLC, a Maryland limited liability company.

“Warrants” means the penny warrants to purchase 2,560,000 shares of Common Stock issued to Preferred Investor as of the Effective Date pursuant to that certain Warrant to Purchase Common Stock by and between Broad Street and Preferred Investor dated as of the Effective Date.

“Warrant Agreement” shall have the meaning ascribed in Section 4.2(k).

“West Broad Commons Property” shall have the meaning ascribed to such term in the Joint Venture Agreement.

“West Broad Commons Property Owner” shall mean BSV West Broad Commons LLC, a Virginia limited liability company.

“Williamsburg Property” shall have the meaning ascribed to such term in the Joint Venture Agreement.

“Williamsburg Property Owner” shall mean BSV Colonial Owner LLC, a Virginia limited liability company.

Section 1.2. Rules of Construction. Article and section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement. All references to “Article” or “Sections” without reference to a document other than this Agreement, are intended to designate articles and sections of this Agreement, and the words “herein,” “hereof,” “hereunder,” and other words of similar import refer to this Agreement as a whole and not to any particular article or section, unless specifically designated otherwise. The use of the term “including” shall mean in all cases “including but not limited to,” unless specifically designated otherwise. No rules of construction against the drafter of this Agreement shall apply in any interpretation or enforcement of this Agreement, any documents or certificates executed pursuant hereto, or any provisions of any of the foregoing.

ARTICLE II

PREFERRED EQUITY INVESTMENT

Section 2.1. Recitals.

(a) Prior to Closing or simultaneously therewith, (i) Basis Investor has been redeemed from Broad Street BIG First OP (the “Basis Redemption”) with a portion of the net proceeds from the Preferred Equity Investment, and (ii) Common Member and certain Affiliates of Common Member effectuated the pre-closing restructuring of the Company Entities and the Properties attached hereto pursuant to the Pre-Closing Restructuring Documents (such restructuring, together with the Basis Redemption, the “Pre-Closing Restructuring”).

(b) After giving effect to the Pre-Closing Restructuring, the organizational structure of the Company, the Company Subsidiaries and the Properties is set forth on Exhibit “C” attached hereto (the “As of Closing Organizational Structure Chart”).

(c) Pursuant to the As of Closing Organizational Structure Chart, and after giving effect to the Pre-Closing Restructuring, (i) Common Member is the sole member of the Company and the legal and beneficial owner of one hundred percent (100%) of the issued and outstanding membership interests in the Company, (ii) the Company owns, directly or indirectly, one hundred percent (100%) of the Company Subsidiaries and the Properties set forth in the As of Closing Organizational Structure Chart, (iii) the Property Owners own one hundred percent (100%) of the fee simple interest in the Properties as set forth in the As of Closing Organizational Structure Chart, and (iv) the Company is governed by the Existing Company LLC Agreement and the Company Subsidiaries are governed by the Existing Company Subsidiary Operating Agreements.

(d) Certain of the Properties and Excluded Properties are encumbered by one or more Mortgage Loans, as more particularly described on Schedule 1 attached hereto.

(e) Each of Common Member and the Company desires to admit Preferred Investor as a member of the Company and for the Company to receive the Preferred Equity Investment from Preferred Investor, and Preferred Investor desires to make the Preferred Equity Investment in the Company in exchange for the Preferred Membership Interest.

(f) Simultaneously with the making of the Preferred Equity Investment in the Company, (1) Preferred Investor shall be admitted to the Company as a member of the Company and (2) Common Member and Preferred Investor shall amend and restate the Existing Company LLC Agreement in the form attached hereto as Exhibit “F” (such Existing Company LLC Agreement as amended and restated, the “Joint Venture Agreement”).

Section 2.2. Preferred Equity Investment. The Company hereby accepts the Preferred Equity Investment from Preferred Investor and issues the Preferred Membership Interest to Preferred Investor (with the rights and preferences set forth in the Joint Venture Agreement), and Preferred Investor hereby makes the Preferred Equity Investment in the Company and receives the Preferred Membership Interest from the Company, subject to the terms and conditions stated herein.

Section 2.3. Payment. The Preferred Equity Investment is hereby made by Preferred Investor by payment of the Preferred Equity Investment to the Company in immediately available funds at Closing.

Section 2.4. Withholdings. Notwithstanding anything in this Agreement to the contrary, Preferred Investor shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts, if any, as may be required to be deducted or withheld therefrom under any provision of Tax law or under any other Applicable Law; provided, however, that Preferred Investor shall reasonably cooperate with Common Member to obtain available exemptions from, or reductions of, any withholding. Any such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the relevant party in respect of which such deduction or withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1. Preferred Investor’s Representations and Warranties. Preferred Investor hereby represents and warrants to the Company and Common Member the following:

(a) Status. Preferred Investor is a limited liability company duly organized or formed, validly existing and in good standing under the laws of the State of Delaware.

(b) Authority. The execution and delivery of this Agreement and the performance of Preferred Investor obligations hereunder have been duly authorized by all necessary action on the part of Preferred Investor and this Agreement constitutes the legal, valid and binding obligation of Preferred Investor, enforceable against Preferred Investor in accordance with its terms, subject to equitable principles (whether applied in a proceeding at law or in equity) and principles governing creditors’ rights generally, including bankruptcy, insolvency, reorganization, moratorium or other laws.

(c) Non‐Contravention. The execution and delivery of this Agreement by Preferred Investor and the consummation by Preferred Investor of the Transactions will not (i) result in the violation of any Applicable Law or (ii) conflict with, result in a violation, breach, or default under the terms, provisions or conditions of the organizational documents of Preferred Investor or any contract, agreement or commitment to which Preferred Investor is a party or otherwise bound.

(d) Consents. No consent, waiver, approval or authorization is required from any Person (that has not already been obtained) in connection with the execution and delivery of this Agreement by Preferred Investor or the performance by Preferred Investor of the Transactions.

(e) Bankruptcy. Preferred Investor has not (i) commenced a voluntary case, or had entered against it a petition, for relief under any federal bankruptcy act or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors, (ii) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator or similar official in any federal, state or foreign judicial or non-judicial proceeding, to hold, administer and/or liquidate all or substantially all of its property, or (iii) made an assignment for the benefit of creditors.

(f) Patriot Act. Preferred Investor is in compliance with all applicable anti-money laundering and anti-terrorist laws, regulations, rules, executive orders and government guidance, including the applicable reporting, record keeping and compliance requirements of the Patriot Act and other authorizing statutes, executive orders and regulations administered by OFAC, and related Securities and Exchange Commission, SRO or other agency rules and regulations, and has policies, procedures, internal controls and systems that are reasonably designed to ensure such compliance.

(g) OFAC. Neither: (i) Preferred Investor, nor any Person controlled by Preferred Investor; nor (ii) any Person who owns a controlling interest in or otherwise controls Preferred Investor; nor (iii) any subsidiary, director or officer of Preferred Investor; nor (iv) any Person for whom Preferred Investor is acting as agent or nominee in connection with this investment, is a country, territory, Person, organization, or entity named on an OFAC List, nor is a person or entity with whom U.S. persons or entities are restricted from dealing under any economic sanctions program administered or maintained by OFAC.

(h) Senior Foreign Political Figure. Preferred Investor is not a Senior Foreign Political Figure or a Close Associate of a Senior Foreign Political Figure. Preferred Investor is not controlled by a Senior Foreign Political Figure, or an Immediate Family Member or a Close Associate of a Senior Foreign Political Figure, and none of the direct or indirect controlling owners of Preferred Investor (other than any owner(s) of any interest(s) in a publicly-traded entity) is a Senior Foreign Political Figure, or an Immediate Family Member or a Close Associate of a Senior Foreign Political Figure.

(i) Securities Act Representations.

(i) Preferred Investor is (A) an “accredited investor” within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act; (B) aware that the sale of the Preferred Membership Interests, the shares of Common Stock issuable upon conversion of the Preferred Membership Interests in accordance with the terms of the Joint Venture Agreement, the Warrants and the shares of Common Stock issuable upon exercise of the Warrants (collectively, the “Securities”) is being made in reliance on a private placement exemption from registration under the Securities Act; and (C) acquiring the Securities for its own account and not with a view to, or for distributing or reselling such Securities or any part thereof, in violation of the Securities Act or any applicable state securities laws. Except as contemplated by the Registration Rights Agreement and the registration statements to be filed by Broad Street pursuant to the terms thereof, Preferred Investor does not presently have any agreement, plan or understanding, directly or indirectly, with any Person to distribute or effect any distribution of any of the Securities to or through any Person. Preferred Investor is not a registered broker-dealer under Section 15 of the Exchange Act or an entity engaged in a business that would require it to be so registered as a broker- dealer.

(ii) Preferred Investor understands and agrees that the Securities are being offered in a transaction not involving any public offering within the meaning of the Securities Act, that the offer and sale of such Securities have not been and, except for the registration rights provided for in the Registration Rights Agreement, will not be registered under the Securities Act and that such Securities may be offered, resold, pledged or otherwise transferred only (A) in a transaction not involving a public offering, (B) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available), (C) pursuant to an effective registration statement under the Securities Act or (D) to Broad Street or one of its Subsidiaries, in each of cases (A) through (D) in accordance with any applicable state and federal securities laws.

(iii) Preferred Investor understands that Broad Street and/or Common Member may require that such Securities will bear, in addition to any legend required by the Broad Street charter, the OP Agreement and the Delaware General Corporation Law, and any legend as required by the “blue sky” laws of any state, a legend or other restriction substantially to the following effect (it being agreed that if the Securities are not certificated, other appropriate restrictions shall be implemented to give effect to the following):

“THIS SECURITY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR AN APPLICABLE EXEMPTION THEREFROM. THE HOLDER OF THIS SECURITY AGREES FOR THE BENEFIT OF BROAD STREET REALTY, INC. (“BROAD STREET”) AND BROAD STREET OPERATING PARTNERSHIP, LP THAT THIS SECURITY MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) IN A TRANSACTION NOT INVOLVING A PUBLIC OFFERING, (II) PURSUANT TO ANY OTHER EXEMPTION FROM THE

REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, INCLUDING RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (III) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (IV) TO BROAD STREET OR ANY OF ITS SUBSIDIARIES, IN EACH OF CASES (I) THROUGH (IV) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.”

(iv) Preferred Investor (A) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in the Securities, (B) has evaluated the merits and risks of such investment, and (C) has the ability to bear the economic risks of its prospective investment and can afford the complete loss of such investment. Preferred Investor acknowledges that an investment in the Securities is speculative and involves a high degree of risk. Preferred Investor understands that nothing in this Agreement or any other materials presented by or on behalf of Broad Street and/or Common Member to Preferred Investor in connection with the purchase of the Securities constitutes legal, tax or investment advice. Preferred Investor has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Securities.

(v) Preferred Investor acknowledges that it has had the opportunity to review the Broad Street SEC Documents and has been afforded (A) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of Broad Street and/or Common Member concerning the terms and conditions of the sale of Securities and the merits and risks of investing in the Securities, (B) access to information about Broad Street and its Subsidiaries and their respective financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment, and (C) the opportunity to obtain such additional information that Broad Street and/or Common Member possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.

(vi) Neither Preferred Investor nor, to the knowledge of Preferred Investor, any of its Affiliates is a “bad actor” as defined in Rule 506(d) of the Securities Act.

(j) Survival. The provisions of this Section 3.1 shall survive the Closing until the expiration of the applicable statute of limitations plus sixty (60) days. Notwithstanding the foregoing or anything contained herein to the contrary, in the event a written claim is made by Common Member prior to the expiration of the applicable survival period, such survival period shall toll with respect to such claim while such claim is outstanding until resolution of such claim in accordance with the terms of this Section 3.1(j) (including until such time as any proceeding is resolved by mutual agreement of the parties or by a final judgment of a court of competent jurisdiction).

Section 3.2. Common Member’s Representations and Warranties. Common Member represents and warrants to Preferred Investor and the Company, except as set forth in the schedules attached hereto which specifically identify the relevant section of this Agreement against which the disclosure on such schedule is made (provided that any disclosure set forth in any specific section of such schedules shall qualify any other sections of this Section 3.2 to the extent it is reasonably apparent on its face that the disclosure set forth in such section of such schedules is relevant to any such other section of this Section 3.2), that:

(a) Authorization; Conflicts; Consents.

(i) Common Member is a limited partnership, duly organized or formed, validly existing and in good standing under the laws of the State of Delaware, and Common Member has the power and authority to execute and deliver, and to perform its obligations under, this Agreement and Common Member’s Closing Documents and to consummate the Transactions. Upon the execution and delivery of this Agreement by Common Member, this Agreement will constitute the legal, valid, and binding obligation of Common Member, enforceable against such party in accordance with its terms, subject to equitable principles (whether applied in a proceeding at law or in equity) and principles governing creditors’ rights generally, including bankruptcy, insolvency, reorganization, moratorium or other laws.

(ii) The Company is a limited liability company, duly organized or formed, validly existing and in good standing under the laws of the State of Delaware, and the Company has the power and authority to execute and deliver, and to perform its obligations under, this Agreement and the Closing Documents to which it is a party, and to consummate the Transactions. Upon the execution and delivery of this Agreement by the Company, this Agreement will constitute the legal, valid, and binding obligation of the Company, enforceable against such party in accordance with its terms, subject to equitable principles (whether applied in a proceeding at law or in equity) and principles governing creditors’ rights generally, including bankruptcy, insolvency, reorganization, moratorium or other laws.

(iii) Each Company Subsidiary is a limited liability company duly organized or formed, validly existing and in good standing under the laws of the its state of formation. Each Property Owner is qualified to do business and in good standing under the laws of the state in which the Property that it owns, directly or indirectly, is located.

(iv) The execution, delivery and performance of this Agreement, the other Common Member’s Closing Documents, and the consummation of the Transactions by Common Member, the Company and the applicable Company Subsidiaries does not and will not (A) result in the violation of any Applicable Law, any provision of the Organizational Documents or any provision of the organizational documents of Common Member or the Company or Broad Street, (B) conflict with any order of any court or governmental instrumentality binding on Common Member or any Company Entity or Broad Street, or (C) conflict with, or result in any violation, breach or default under, the terms, provisions or conditions of any contract, agreement or commitment to which Common Member or any Company Entity or Broad Street is a party or otherwise bound.

(v) No consent, waiver, approval or authorization is required from any Person (that has not already been obtained) in connection with the execution and delivery of this Agreement or the Joint Venture Agreement by Common Member or the performance by Common Member, the Company or applicable Company Subsidiaries of its obligations under this Agreement or the Joint Venture Agreement or in connection with the consummation of the Transactions by Common Member, the Company and applicable Company Subsidiaries.

(b) Organizational Structure; Title to Transferred Interests.

(i) The Pre-Closing Restructuring Documents attached as Exhibit “B” hereto are correct and complete copies of the Pre-Closing Restructuring Documents in each case, including all amendments, modifications and/or other supplements thereto. All Pre-Closing Restructuring Documents are in full force and effect and have not been modified, supplemented, amended or terminated and were utilized to effect the Pre-Closing Restructuring. No written notice of default has been delivered by any party to any of the Pre-Closing Restructuring Documents and there is no breach or default by any party under the Pre-Closing Restructuring Documents. The Pre-Closing Restructuring has occurred prior to, or simultaneously with, Closing in accordance with the terms, provisions and conditions of the Pre-Closing Restructuring Documents. The execution, delivery and performance of the Pre-Closing Restructuring Documents, and the consummation of the Pre-Closing Restructuring, (A) has been fully and duly authorized by all necessary corporate action, and (B) does not and will not (1) result in the violation of any Applicable Law, the Organizational Documents or any other contract, agreement or instrument or the organizational documents of Common Member or Broad Street, (2) conflict with any order of any court or governmental instrumentality binding on any Person, or (3) conflict or be inconsistent with, or result in any violation, breach or default under, the terms, provisions or conditions of any contract, agreement or commitment to which Common Member or any Company Entity or Broad Street is a party.

(ii) Common Member has made available to Preferred Investor on the Diligence Website as of the Effective Date a true, correct, and complete copy of each limited liability company or operating agreement and certificate of formation governing the management and affairs of each Company Entity, including the Existing Company LLC Agreement and the Existing Company Subsidiary Operating Agreements, and in each case, including all amendments, modifications and/or other supplements thereto (collectively, the “Organizational Documents”). All Organizational Documents are in full force and effect and have not been modified, supplemented, amended or terminated. No written notice of default has been delivered by any party to any of the Organizational Documents and there is no breach or default by any party under the Organizational Documents.

(iii) The As of Closing Organizational Structure Chart correctly depicts the ownership structure (and ownership percentages) of the Company Entities as of the Effective Date. The As of Closing Organizational Structure Chart is true, correct and complete and depicts each Person (other than stockholders of Broad Street and limited partners of Common Member) that, after giving effect to the Pre-Closing Restructuring, owns a direct or indirect interest in the Properties immediately prior to the issuance of the

Preferred Membership Interest. Common Member acknowledges that (A) Common Member is the sole record owner of the Company; and (B) the Company is the record owner of all direct and indirect Company Subsidiary Interests in each Company Subsidiary immediately prior to the issuance of the Preferred Equity Investment after giving effect to the Pre-Closing Restructuring; in each of the foregoing cases, free and clear of any liens, restrictions, warrants, options, charges, claims or encumbrances of any nature whatsoever (collectively, “Encumbrances”), except the Mezzanine Loan, and the Company Subsidiary Interests have not heretofore been collaterally assigned, pledged or otherwise hypothecated.

(iv) The Interests in the Company prior to issuance of the Preferred Equity Investment held by Common Member constitute one hundred percent (100%) of the issued and outstanding membership interests in the Company (whether common or preferred). After giving effect to the Pre-Closing Restructuring, the Company Subsidiary Interests directly or indirectly held by the Company constitute one hundred percent (100%) of the issued and outstanding membership interests in the Company Subsidiaries.

(v) The Interests and the Company Subsidiary Interests are not represented by certificates and were not issued in violation of the preemptive rights of any person or entity or any agreement or laws by which any Company Entity at the time of issuance was bound and at Closing the Interests and the Company Subsidiary Interests will not be represented by certificates and will not have been issued in violation of the preemptive rights of any person or entity or any agreement or laws by which any Company Entity at the time of issuance was bound. Upon issuance, the Preferred Membership Interest will be duly and validly authorized, issued, outstanding, fully paid, nonassessable and will be free and clear of any and all Encumbrances. The Interests are duly and validly authorized, issued, outstanding, fully paid, nonassessable and are free and clear of any and all Encumbrances. The Company Subsidiary Interests are duly and validly authorized, issued, outstanding, fully paid, nonassessable and are free and clear of any and all Encumbrances.

(vi) There are no (A) outstanding interests or securities convertible into or exchangeable or exercisable for any Interests or Company Subsidiary Interests, (B) bonds, debentures, notes or other indebtedness having the right to vote on any matters which any Company Entity may vote, (C) outstanding options, warrants, rights, contracts, commitments, understandings or arrangements by which any Company Entity is bound to issue, repurchase or otherwise acquire or retire any interests of any such entities, or (D) dividends, distributions or other amounts that have been declared and payable or are in arrears with respect to any Company Entity, the Interests or the Company Subsidiary Interests.

(vii) There are no voting trusts, voting agreements, buy-sell agreements, rights of first refusal, options or rights or obligations affecting any Company Entity, the Interests or any Company Subsidiary Interests. Preferred Investor will acquire the entire right, title and interest in, the Preferred Membership Interests free and clear of any Encumbrances. No Company Entity has any direct or indirect Subsidiary other than another Company Entity. Except for the Pre-Closing Restructuring, no Company Entity has made any transfers of the Interests or any Company Subsidiary to any Person.

(viii) As of Closing (but prior to the issuance of the Preferred Membership Interest to Preferred Investor), (A) no Person other than Common Member owns any legal or equitable interest in the Company, and (B) Common Member and the Company shall have the right, authority and power to issue the Preferred Membership Interest to Preferred Investor. As of Closing (and after giving effect to the Pre-Closing Restructuring), (A) no Person other than the Company or another Company Entity owns any legal or equitable interest in any Company Subsidiary, and (B) the Company or another Company Entity shall be the record and beneficial owner of one hundred percent (100%) of the Company Subsidiary Interests free and clear of any and all Encumbrances other than the Mezzanine Loan.

(c) Ownership of Assets; Business and Operation. Since its formation, no Company Entity has owned any assets or engaged, and currently no Company Entity does own any assets or engages, in any activity or business (including to lease, operate, manage, maintain, develop or improve), other than its direct or indirect ownership (and related operation, development and construction, leasing and financing) of another Company Entity or the Properties (together with any personal property ancillary to its ownership or leasing of the Properties). The Properties constitute all the real property owned by the Company Entities and no Company Entity owns any property or assets other than (as applicable) another Company Entity or the Property. Since its respective formation, no Company Entity has ever entered into any contract, agreement or transaction with any of its Affiliates (or any of their respective Affiliates) which will remain in effect following Closing, other than the Property Management Agreements.

(d) ERISA. Neither Common Member nor any Company Entity is an employee pension benefit plan subject to the provisions of Title IV of ERISA or subject to the minimum funding standards under Part 3, Subtitle B, Title I of ERISA or Section 412 of the Code or Section 302 of ERISA, and none of their respective assets constitute or will constitute assets of any such employee benefit plan subject to Part 4, Subtitle B, Title I of ERISA. Neither Common Member nor any Company Entity is a “governmental plan” within the meaning of Section 3(32) of ERISA. Common Member hereby represents and warrants that the assets of the Common Member and the Company Entities are not “plan assets” of one or more “employee benefit plans” (as defined in Section 3(3) of ERISA) subject to Title I of ERISA, within the meaning of 29 C.F.R. §2510.3-101, as modified by Section 3(42) of ERISA.

(e) Compliance with Anti-Corruption Laws; OFAC; AML.

(i) Neither Common Member nor its direct and indirect equity owners (other than equity owners holding public securities), nor any Company Entity, is a Person with whom U.S. persons or entities are restricted from doing business under regulations of OFAC (including those named on OFAC’s Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, or the Sectoral Sanctions Identifications List) or under any similar statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other similar governmental action.

(ii) Neither Common Member nor any Company Entity, nor to Common Member’s Knowledge any of their respective agents, consultants, distributors, partners or other Persons acting on either Common Member’s and/or any Company Entity’s behalf or otherwise in connection, directly or indirectly, with the Properties, has taken, directly or indirectly, any action or refrained from taking any action that would constitute a violation of any Anti-Corruption Laws in relation to the Company Entities or Properties.

(iii) Neither Common Member nor any Company Entity is named by, or acting, directly or indirectly for, or on behalf of, any Person, group, entity or nation (each, a “Restricted Person”) named by, any executive order or Applicable Law, included on the “Specially Designated National and Blocked Persons List,” the Consolidated Sanctions List, or other lists maintained by OFAC, or otherwise a Restricted Person with whom a citizen or entity of the United States is prohibited to engage in this Agreement or the other Common Member’s Closing Documents (and any transactions contemplated thereby) or any other transactions by any trade embargo, economic sanction, or other prohibition of any Applicable Laws or executive order, and neither Common Member, nor Company Entity, is engaging in the Transactions, directly or indirectly, on behalf of, or instigating or facilitating the Transactions, directly or indirectly, on behalf of, any such Restricted Person in violation of any executive order or any Applicable Laws. Neither Common Member nor any Company Entity is engaging in the Transactions, directly or indirectly, in violation of any Applicable Laws relating to drug trafficking, money laundering or predicate crimes to money laundering. To Common Member’s Knowledge, none of the funds of Common Member or any Company Entity (excluding the Preferred Equity Investment) have been derived from any unlawful activity with the result that the investment of direct or indirect equity owners in Common Member or any Company Entity (excluding equity owners holding public securities and Preferred Investor and its direct and indirect equity owners) is prohibited by any Applicable Laws or that the Transactions, this Agreement or the other Common Member’s Closing Documents is or will be in violation of any Applicable Laws.

(f) Third-Party Rights. Except for this Agreement, there is not currently in effect any contract, agreement or instrument pursuant to which any Person has been granted any rights of first refusal, rights of first offer to purchase, purchase options or other preemptive rights to purchase all or any part of any direct or indirect interest in any Company Entity or any Property, as the case may be, options to purchase all or any part of any direct or indirect interest in any Company Entity or any Property, as the case may be, or other rights whereby any individual or entity has the right to purchase all or any part any direct or indirect interest in any Company Entity or any Property.

(g) Bankruptcy. No petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors, or petition seeking reorganization or arrangement or other action under the Federal Bankruptcy Code or any similar Applicable Laws has been filed by, is contemplated by, or is pending against, any Company Entity, Common Member or any Broad Street Party under the Federal Bankruptcy Code or any similar Applicable Laws. Neither Common Member nor any Company Entity nor any Broad Street Party has suffered the appointment of a receiver to take possession of all or substantially all of their respective assets, suffered the attachment or other judicial seizure of all, or substantially all, of their respective assets or made an offer of settlement, extension, or composition to their respective creditors generally. Neither Common Member nor any Company Entity nor any Broad Street Party has received notice of any petition filed against Common Member or any Company Entity under the Federal Bankruptcy Code or any similar

Applicable Laws. Neither Common Member nor any Company Entity nor any Broad Street Party is now insolvent or will be rendered insolvent by any of the Transactions.

(h) Employees. Except as set forth on Schedule 17 attached hereto, no Company Entity has, or at any time since its formation has had, any employee(s) and none of the Company Entities nor any Broad Street Party is party to, or subject to, any collective bargaining or employment agreements, any union, neutrality or similar agreements and there are no such agreements with respect to any Company Entity or any Property.

(i) Financial Statements; Undisclosed Liabilities; SEC Filings.

(i) Financial Statements. The Financial Statements are true, accurate and complete in all material respects, are based on the books and records of the Company Entities and present fairly and accurately in all material respects in accordance with GAAP, consistently applied, the financial condition, assets and liabilities of the Company Entities at the date shown thereon and the results of operations of the Company Entities for the periods indicated thereon, as applicable. Since the date of the Financial Statements, there has been no material adverse change in the financial condition of any of the Company Entities or any of the Properties.

(ii) Undisclosed Liabilities. No Company Entity has any outstanding Liabilities of any kind or nature whatsoever, whether asserted or unasserted, known or unknown, accrued, absolute or contingent, matured or unmatured or otherwise in respect of which a Company Entity is or may be liable on or after the Effective Date except (i) for those disclosed on the Financial Statements, and (ii) trade accounts payable of the Company Entities that have accrued or arisen and will be paid in full in the ordinary course of the Company Entities’ business consistent with past practices prior to Closing.

(iii) Material Adverse Effect. There are no material facts, events, conditions or circumstances known to Common Member that has had, or could reasonably be expected to have, a Broad Street Material Adverse Effect, in each case that have not previously been expressly disclosed to Preferred Investor in writing.

(iv) SEC Filings; Absence of Certain Changes.

(A) All reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed by Broad Street (or any predecessor) with the SEC since January 1, 2020 (the “Broad Street SEC Documents”) have been filed with the SEC on a timely basis, except as set forth on Schedule 3.2(i)(iv). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date hereof, then on the date of such filing): (1) each of the Broad Street SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act (as the case may be); and (2) none of the Broad Street SEC Documents contained when filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) any untrue statement of a material fact or omitted, as the case may be, to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(B) The financial statements (including any related notes) contained or incorporated by reference in the Broad Street SEC Documents: (1) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (2) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments); and (3) fairly present, in all material respects, the financial position of Broad Street as of the respective dates thereof and the results of operations of Broad Street for the periods covered thereby. No financial statements of any Person other than the other Broad Street Parties are required by GAAP to be included in the consolidated financial statements of Broad Street.

(C) Except as set forth on Schedule 18 attached hereto, Broad Street maintains effective disclosure controls (as defined by Rule 13a-15 or 15d-15 under the Exchange Act). None of the Broad Street Parties has effected, entered into or created any securitization transaction or “off-balance sheet arrangement” (as described in Item 303(b) of Regulation S-K under the Exchange Act) where the result, purpose or intended effect of such transaction or arrangement is to avoid disclosure of any material transaction involving, or material Liabilities of, the Broad Street Parties in its published financial statements or other Broad Street SEC Documents. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Broad Street SEC Documents. Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3) since December 27, 2019, none of the Broad Street Parties has made or permitted to remain outstanding any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) or prohibited loans to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Broad Street.

(D) Since December 31, 2021 through the date hereof, except as specifically contemplated by, or as disclosed in, this Agreement, the Broad Street Parties have conducted their businesses in all material respects in the ordinary course consistent with past practice and, since and through such dates, there has not been any Broad Street Material Adverse Effect.

(j) Senior Foreign Political Figure. Common Member is not a Senior Foreign Political Figure or a Close Associate of a Senior Foreign Political Figure. Common Member is not controlled by a Senior Foreign Political Figure, or an Immediate Family Member or a Close Associate of a Senior Foreign Political Figure, and none of the direct or indirect owners of Common Member (other than any owner(s) of any interest(s) in a publicly-traded entity) is a Senior

Foreign Political Figure, or an Immediate Family Member or a Close Associate of a Senior Foreign Political Figure.

(k) Insurance. All insurance policies held by or on behalf of Common Member, the Company Entities or their respective Affiliates relating to or affecting the Properties are described in the certificates made available to Preferred Investor on the Diligence Website as of the Effective Date. All of such insurance policies are in full force and effect. Neither Common Member, Company Entity nor any of their respective Affiliates has received written notice of any cancellation with respect to any such insurance policies or any notice of default that remains uncured or notice threatening to cancel or terminate any of such insurance policies. There are no outstanding claims under any such insurance policies.

(l) Mortgage Loans; Debt. The Mortgage Loans are in full force and effect, and no default currently exists, and there has not been any event which, with the giving of notice or the passage of time (or both), would result in a material default under the Mortgage Loan Documents, the Highlandtown Loan Documents, the Spotswood Loan Documents, the Cromwell Field Loan Documents or the Basis Loan Documents. Neither Common Member, any Company Entity nor the Broad Street Parties has received written notice of any suits, actions, arbitrations, notices of default, claims or proceedings, at law or in equity, related to the Mortgage Loans. Common Member has made available to Preferred Investor on the Diligence Website as of the Effective Date true, correct and complete copies of all of the Mortgage Loan Documents, the Highlandtown Loan Documents, the Spotswood Loan Documents, the Cromwell Field Loan Documents and the Basis Loan Documents (and all modifications, supplements and amendments thereto) and there are no unwritten or oral modifications, supplements or amendments to the Mortgage Loan Documents, the Highlandtown Loan Documents, the Spotswood Loan Documents, the Cromwell Field Loan Documents or the Basis Loan Documents. The Mortgage Loans are fully advanced and the outstanding principal amount of each Mortgage Loan as of the Effective Date is set forth on Schedule 1 attached hereto. The balance of the reserves and escrows held by any Mortgage Lender are set forth in Schedule 1 attached hereto. Except for the Mortgage Loans or as or as set forth on Schedule 19(a) attached hereto, as of Closing, no Company Entity, Michael Jacoby or Thomas Yockey has guaranteed the obligations or performance of any other Person, nor has any Company Entity acquired or assumed unsecured debt for borrowed money, letters of credit, or similar instruments, swaps, hedges, or similar instruments, deferred purchase price for property or services, capital lease obligations or guarantees of any of the foregoing. Except for the Mortgage Loans or as set forth on Schedule 19(b) attached hereto, as of Closing, no Affiliate of Common Member or any Company Entity (including any Affiliate of Common Member) has guaranteed the obligations or performance of any Company Entity. No demand has been made on any guarantor pursuant to any guaranty or indemnity related to the Mortgage Loans. As of the Effective Date, no Company Entity has entered into, and no Property is subject to, any financing arrangement with respect to a Company Entity or any Property (or any portion thereof), including any financing arrangement either secured by or giving rise to any lien on any assets of any of the Company Entities, including the Properties, except in each case, the Mortgage Loans or any financing of equipment or other personal property used at any Property in the ordinary course of business, in each case solely to the extent expressly permitted under such applicable Mortgage Loan.

(m) Active Purchase Agreements. Each Active Purchase Agreement is in full force and effect and Common Member has provided to Preferred Investor true, correct and complete copies of the Active Purchase Agreements and all modifications, supplements and amendments thereto (whether written or oral). Neither Common Member, any Company Entity nor any Broad Street Party (i) has received any written notice of any default by any Company Entity or Broad Street Party under any Active Purchase Agreement, or (ii) is in default under any Active Purchase Agreement and, to the Knowledge of Common Member and the Broad Street Parties, there has not been any event which, with the giving of notice or the passage of time (or both), would result in a default under any Active Purchase Agreement. To the Knowledge of Common Member and the Broad Street Parties, no counterparty under any Active Purchase Agreement is in default thereunder.

(n) Tax Matters.

(i) Common Member is not (A) a “foreign person,” “foreign trust,” “foreign partnership,” “foreign corporation” or “foreign estate” (as those terms are defined in the Code and related Treasury Regulations) or (B) classified as a disregarded entity within the meaning of Treasury Regulation Section 301.7701-3 for U.S. federal income tax purposes.

(ii) Prior to the Preferred Equity Investment, the Company was classified as a disregarded entity for U.S. federal income tax purposes and applicable state and local Tax purposes. Each Company Subsidiary is, and has been at all times since its formation, properly classified as a disregarded entity within the meaning of Treasury Regulation Section 301.7701-3 for U.S. federal income tax purposes.

(iii) No deficiency for any amount of Tax has been asserted or assessed by a Tax Authority in writing relating to the business, operations, or assets of any of Common Member or any Company Entity, and no such assessment or assertion of Tax liability is threatened in writing.

(iv) There are no audits, investigations, or judicial proceedings with respect to the business, operations, or assets of Common Member or any Company Entity that are being conducted or in progress, nor has Common Member has not received written notice from any Tax Authority that such authority intends to commence such an audit, investigation, or judicial proceeding. Neither Common Member nor any Company Entity has commenced a voluntary disclosure proceeding in any state or local or non-U.S. jurisdiction that has not been fully resolved or settled (and paid).

(v) No claim has ever been made by a Tax Authority in a jurisdiction where a Company Entity does not file Tax Returns that such entity is or may be subject to Taxes in such jurisdiction. No Company Entity is subject to Tax in any jurisdiction outside the country in which it is organized and resident by virtue of having a permanent establishment or other place of business in such jurisdiction.

(vi) Neither Common Member nor any Company Entity has waived any statute of limitations in respect of Taxes or executed or filed with the Internal Revenue Service or any other Tax Authority any agreement or document extending the period for assessment or collection of any Taxes or for filing any Tax Return (other than any ordinary course extension of the due date for filing any Tax Return), which waiver or extension is currently in effect.

(vii) Common Member and each Company Entity has fully and timely paid any and all Taxes payable by or on behalf of any Company Entity (whether or not shown on any Tax Return) and have timely filed (taking into account applicable extensions) all Tax Returns required to be filed by or with respect to such entity and/or its assets (including any real property) and all such Tax Returns are true, correct and complete in all respects. With respect to each such entity, (A) Common Member has not received written notice that any action, suit, proceeding, or audit exists for any such Taxes and (B) no claim has been asserted by any Governmental Entity in writing against any such entity for the payment of any such additional Taxes. All required estimated Tax payments sufficient to avoid any underpayment penalties or interest have been made by or on behalf of each Company Entity.

(viii) All Taxes required by Applicable law to be withheld by Common Member and each Company Entity have been withheld and have been duly and timely paid to the proper Tax Authority, and have been duly and timely reported pursuant to applicable Tax information reporting laws.

(ix) Except as set forth on Schedule 3.2(n)(ix), neither Common Member nor any Company Entity is a party to or bound by any Tax allocation, protection, indemnification, sharing or similar agreement nor has liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provisions of state, local or non-U.S. law), as a transferee or successor, by contract or otherwise (other than agreements entered into in the ordinary course of business, the primary purpose of which does not relate to Taxes). Neither Common Member nor any Company Entity is or has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal or state income Tax purposes.

(x) None of the assets of Common Member or any Company Entity nor the Preferred Membership Interest are subject to any lien(s) for Taxes other than liens for Taxes that are not yet due and payable.

(xi) Neither Common Member nor any Company Entity is or has ever been party to (A) any “reportable transaction,” as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b) or (B) any transaction a “significant purpose of which is the avoidance or evasion of United States federal income tax” within the meanings of Sections 6662, 6662A, 6011, 6012, 6111, or 6707A of the Code or Treasury Regulations promulgated thereunder or pursuant to notices or other guidance published by the Internal Revenue Service (irrespective of the effective dates).

(xii) No Company Entity will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) beginning after the Effective Date as a result of any: (A) change in method of accounting for a Tax period ending on or prior to the Effective Date, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or non-U.S. Tax law), (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) executed on or prior to the Effective Date, (C) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law), (D) use of an improper method of accounting for a Tax period ending on or prior to the Effective Date, (E) installment sale or open transaction disposition made on or prior to the Effective Date, or (F) prepaid amount received or deferred revenue accrued on or prior to the Effective Date.

(xiii) Since the date of the Financial Statements, no Company Entity has made or changed any Tax election, adopted or changed any Tax accounting method, filed any amended Tax Return, entered into any Tax closing agreement, settled any Tax claim or assessment, surrendered any right to claim a refund of Taxes, consented to any extension or waiver of the limitations period applicable to any Tax claim or assessment, failed to pay any Tax that became due and payable (including estimated Tax payments), or incurred any liability for Taxes outside of the ordinary course of business.

(xiv) No Company Entity has (A) made an election to defer any “applicable employment Taxes” under Section 2302 of the CARES Act, or any similar election under state, local, or non-U.S. Law, (B) received or claimed any Tax credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act (Pub. L. 116-127) or Section 2301 of the CARES Act or (C) deferred any payroll tax obligations (including those imposed by Sections 3101(a) and 3201 of the Code) pursuant to or in connection with the CARES Act or Payroll Tax Executive Order.

(o) Litigation. Except as set forth on Schedule 3.2(o), there is no action, suit, governmental action or investigation or other proceeding that has been served on Common Member, any Company Entity or any Broad Street Party, or which Common Member, any Company Entity or any Broad Street Party has received written notice of, or of which Common Member, any Company Entity or any Broad Street Party has Knowledge of, relating to (i) the Properties or the Excluded Properties, or (ii) Common Member, any Company Entity or any Broad Street Party, and to Common Member’s Knowledge, no such action, suit, governmental action or investigation or other proceeding is threatened in writing against Common Member, any Company Entity or any Broad Street Party.

(p) No Violations. Neither Common Member, any Company Entity nor any Broad Street Party has received written notice from any Governmental Entity that any of the Properties, the Excluded Properties or the Company Entities or any Broad Street Party is, and neither Common Member nor any Broad Street Party has no Knowledge that the Properties, the Excluded Properties and/or the Company Entities or any Broad Street Party are in violation in any material respect of any Applicable Laws. The Company Entities and all Broad Street Parties have complied in all material respects with all Applicable Laws and all policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of their business with respect to, in connection with, or otherwise related to, the business of the Properties and the Excluded Properties. To the Knowledge of Common Member, neither the Company Entities nor the Broad Street Parties have (i) experienced any actual, alleged, or suspected data breach or other security incident involving personal information in its possession or control or (ii) been subject to or received any notice of any audit, investigation, complaint, or other action by any Governmental Entity or other person concerning any Company Entity’s or Broad Street Party’s collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any Applicable Law concerning privacy, data security, or data breach notification.

(q) Tenants of the Property.

(i) Rent Roll. The rent roll for each Property and Excluded Property attached as Schedule 2 to this Agreement (each, a “Rent Roll”) is true, correct and complete in all material respects and includes a list of all Leases (including the square footage, base rent, additional rent, future rent increases, expiration dates and any renewal, termination or purchase options for such Leases). Each Rent Roll for such Property or Excluded Property is the same Rent Roll used by the applicable Property Owner or Excluded Property Owner for internal administration and accounting purposes in the ordinary course of business. Except as set forth on Schedule 6 attached hereto, there are no Tenant Deposits, and no base rent, fixed rent or additional rent (however defined in the Leases) in excess of one month’s rent has been prepaid under any of the Leases.

(ii) Tenant Notices. Each Tenant is open for business and is operating its leased premises as a retail store or student housing property, as applicable, in the ordinary course of business as contemplated under each applicable Lease, and except as described in Schedule 7 attached hereto, no Tenant has, or has provided notice (oral or written) to Common Member, any Company Entity or Broad Street Party that it intends to, claim hardship or seek rent relief, discontinue, close, “go-dark” or otherwise shut down its operations. Except as described on Schedule 8 attached hereto, neither Common Member, any Company Entity or any Broad Street Party has received notice (oral or written) from any Tenant alleging any ongoing dispute with respect to the Lease or the applicable leased premises or otherwise claiming hardship or seeking rent relief. To the Knowledge of Common Member, the Company Entities and the Broad Street Parties, no Tenant has (A) commenced a voluntary case, or had entered against it a petition, for relief under any federal bankruptcy act or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors, (B) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator or similar official in any federal, state or foreign judicial or non-judicial proceeding, to hold, administer and/or liquidate all or substantially all of its property, or (C) made an assignment for the benefit of its creditors.

(iii) Leases.

(A) Common Member has made available to Preferred Investor on the Diligence Website as of the Effective Date true, correct and complete copies of all Leases (and all modifications, supplements and amendments thereto). Other than the Leases set forth in the Rent Roll, no Company Entity or Broad Street Party is currently a party to any other Leases, licenses or other similar occupancy agreements with respect to the leasing or occupancy of any of the Properties or

Excluded Properties, as applicable. None of the Company Entities or Broad Street Parties has assigned, transferred, conveyed or hypothecated its interest in and to the Leases. Each of the Leases is in full force and effect and has not been modified, supplemented or amended in any way, except for any such modification, supplement or amendment that has been made available to Preferred Investor on the Diligence Website as of the Effective Date.

(B) The only tenants of the Properties and the Excluded Properties are the tenants listed in the Rent Rolls.

(C) Except as set forth on Schedule 9 attached hereto there are no Delinquent Rents or other tenant delinquencies under the Leases. Except as set forth on Schedule 10 attached hereto, no free rent, rent abatement, rent allowance, or rent credit have been granted to any Tenants and there are no tenant inducements, improvement, allowances or costs, or similar amounts, owed to any Tenant nor is there any leasing or brokerage commissions owed to any third-party related to any Lease. No Tenant or any Company Entity or Broad Street Party is in material default or material breach under any Lease, and each Company Entity and Broad Street Party has fulfilled in all material respects all of its duties and obligations under and/or in connection with the Leases. No Property Owner or Excluded Property Owner is in possession of any security deposits under the Leases except for the Tenant Deposits set forth in the Rent Rolls.

(r) Real Property.

(i) No Company Entity or Broad Street Party has received any claim, order or other written notice relating to any actual or alleged violation of, or Liability under, any Environmental Laws concerning any of the Company Entities or the Broad Street Parties, or Properties or Excluded Properties. Neither the Company Entities nor the Broad Street Parties are or has been in violation of, or has any Liability under, Environmental Laws, including with respect to any of the Properties or Excluded Properties. There is no contamination by Hazardous Materials at the Properties or Excluded Properties that requires remedial activities or would give rise to Liability. Neither the Company Entities nor the Broad Street Parties has received any written notices or information requests from governmental agencies with respect to a release of or contamination by Hazardous Materials at any of the Properties or Excluded Properties. Common Member has provided or otherwise made available to Preferred Investor on the Diligence Website as of the Effective Date true and complete copies of all Phase I and II Environmental Site Assessments and all other material environmental reports and assessments concerning the Properties and Excluded Properties which are in the possession or reasonable control of any of Common Member, the Company Entities or the Broad Street Parties.

(ii) Neither Common Member, any Company Entity nor any Broad Street Party has received any written notice of any, and there are no, pending or, to the Knowledge of Common Member or the Broad Street Parties, threatened (in writing), condemnation or eminent domain proceedings affecting the Properties or the Excluded Properties or any portion thereof.

(iii) The Properties and Excluded Properties are only managed by BSR Property Manager (other than Midtown Row) and the only fee payable with respect to the management of the Properties and Excluded Properties is as set forth in the Property Management Agreements and no written agreement with any other Person, other than BSR Property Manager pursuant to the Property Management Agreements, exists with respect to property management and/or asset management with respect to the Company Entities, the Broad Street Parties and the Properties and Excluded Properties (other than Midtown Row). Neither Common Member, any Company Entity nor the Broad Street Parties has received or given a notice of default under any Property Management Agreement. As of the Effective Date, there are no asset managers and/or asset management agreements with respect to the Company Entities, the Broad Street Parties and/or the Properties and Excluded Properties. Common Member has provided to Preferred Investor on the Diligence Website as of the Effective Date true, correct and complete copies of the Property Management Agreements (and all modifications, supplements and amendments thereto), which Property Management Agreements are listed on Schedule 3 attached hereto. There are no defaults, claims or breaches under the Property Management Agreements.

(iv) Neither Common Member, any Company Entity, nor any Broad Street Party has filed, or retained anyone to file, notices of protest against, or to commence actions to review real property Tax assessments against any of the Properties or Excluded Properties which are currently pending.

(v) Each Property Owner’s and Excluded Property Owner’s license, lease or own all right, title and interest in and to all of the personal property and intangible property necessary to operate the Properties and Excluded Properties, as applicable, in a manner substantially consistent with such Property Owners’ or Excluded Property Owners’ past practice free and clear of all liens.

(vi) Neither Common Member, Company Entity nor the Broad Street Parties (A) has received any written notice of any material default by any Company Entity or Broad Street Party under any Material Contract, and (B) is in material default under any Material Contract. The Material Contracts list attached hereto as Schedule 16 is a correct and complete list of all Material Contracts and no other written agreements exist with respect to the operation and maintenance of the Properties and Excluded Properties other than the Material Contracts, the Leases and the Property Management Agreements. To the Knowledge of Common Member and the Broad Street Parties, no counterparty under any Material Contract is in material default thereunder. Common Member has provided or otherwise made available to Preferred Investor on the Diligence Website as of the Effective Date true and complete copies of the Material Contracts.

(s) Construction. Except as set forth on Schedule 11 attached hereto, there are no contractors, subcontractors, laborers or materialmen performing work upon or functioning as labor or materialmen to improve any of the Properties or Excluded Properties that have not been paid or will not be paid all amounts due in the ordinary course of such Property Owner’s or Excluded Property Owner’s business prior to Closing.

(t) Repairs. To Common Member’s Knowledge, there are no known immediate repairs required under Applicable Law, the Leases or the Mortgage Loans at any of the Properties or Excluded Properties, except in each case as described on Schedule 12 attached hereto.

(u) TIF Agreement; Tax Agreements. Other than the TIF Agreement, there are no prepayment or regulatory tax agreements between Common Member, any Company Entity, or any Broad Street Party, on the one hand, and any regulatory authority. The TIF Agreement is in full force and effect, and no default currently exists, and there has not been any event which, with the giving of notice or the passage of time (or both), would result in a default under the TIF Agreement. Common Member has provided to Preferred Investor a true, correct and complete copy of the TIF Agreement (and all modifications, supplements and amendments thereto (whether written or oral)). The TIF Agreement is freely and fully assignable, and an accurate and complete accounting of the net income associated with the TIF Agreement for calendar year 2021 is attached hereto as Schedule 13.

(v) Survival. The parties hereto agree that (A) the Fundamental Representations and Warranties shall survive the Closing until the expiration of the applicable statute of limitations plus sixty (60) days, and (B) all representations and warranties of the Common Member and any Company Entity set forth in this Agreement and the Common Member’s Closing Documents other than the Fundamental Representations and Warranties shall survive the Closing until the date that is twelve (12) months after the Effective Date. Notwithstanding the foregoing or anything contained herein to the contrary, in the event a written claim is made by Preferred Investor prior to the expiration of the applicable survival period, such survival period shall toll with respect to such claim while such claim is outstanding until resolution of such claim in accordance with the terms of this Section 3.2(v) (including until such time as any proceeding is resolved by mutual agreement of the parties or by a final judgment of a court of competent jurisdiction).

ARTICLE IV

CLOSING AND CONDITIONS

Section 4.1. Closing.

(a) Preferred Equity Investment. The closing of the Transactions (“Closing”) shall occur concurrently with the execution and delivery of this Agreement on the Effective Date and the parties shall deliver, by electronic exchange, all items to be delivered at the Closing in accordance with the terms of this Agreement. On the Effective Date, Preferred Investor will deliver to Escrow Agent the Preferred Equity Investment (for disbursement in accordance with the Closing Statement) by Federal Reserve wire transfer of immediately available funds, less any costs or other amounts to be paid by Common Member at Closing pursuant to the terms of this Agreement. The amounts to be paid pursuant to this Section 4.1(a), including the Closing Disbursements, shall be set forth on the Closing Statement.

(b) Closing Conditions. Preferred Investor’s obligations under this Agreement shall be subject to the satisfaction, prior to or concurrently with Closing, of the following conditions (the “Closing Conditions”):

(i) The Basis Redemption and the Pre-Closing Restructuring shall have occurred;

(ii) Concurrently with Closing, the consummation of the transactions contemplated under the Lamar Station Agreement and Plan of Merger shall occur and the Lamar Station Plaza Mortgage Loan shall be modified and extended on terms approved by Preferred Investor (the foregoing transactions, collectively, the “Lamar Station Plaza Transactions”);

(iii) Concurrently with Closing, the acquisition of the Midtown Row Current Property shall occur in accordance with the Midtown Row Current Purchase Agreement, the Midtown Row Current Property Owner shall be contributed to the Company as reflected on the As of Closing Organizational Chart, the Midtown Row Current Property Owner shall enter into new mortgage loan financing with respect to the Midtown Row Current Property, on terms and documentation previously approved by Preferred Investor (the “New Midtown Row Current Mortgage Loan”), and the Mezzanine Borrower shall enter into the Mezzanine Loan (the foregoing transactions, collectively, the “Midtown Row Current Transactions”);

(iv) Concurrently with Closing, the acquisition of the Colfax Avenue Property shall occur in accordance with the Colfax Avenue Purchase Agreement and the Colfax Avenue Property Owner shall be contributed to the Company as reflected on the As of Closing Organizational Chart (the foregoing transactions, collectively, the “Colfax Avenue Transactions”);

(v) Concurrently with Closing, the Lamar Station Plaza (East) Mortgage Loan shall be paid in full and released(the “Lamar Station Plaza (East) Transactions”);

(vi) Concurrently with Closing, the MVB Loan shall be paid in full and released (the “MVB Loan Release”);

(vii) Prior to Closing, all Recognition Agreements required by Preferred Investor shall have been duly executed and received by Preferred Investor;

(viii) Prior to Closing, the Basis Mortgage Loan shall have been extended for a twelve (12) month term as evidence to the satisfaction of Preferred Investor;

(ix) Prior to Closing, the applicable Company Entity shall have executed new leases from the tenants identified on Schedule 14 attached hereto (the “New Leases”), which New Leases shall not include any termination options or rental or other credits for the benefit of such tenant other than those set forth in Schedule 15 attached hereto (the “New Lease Terms”);

(x) Prior to Closing, any required approvals under the Broad Street organizational documents shall have been received by Preferred Investor;

(xi) Concurrent with Closing, five million dollars ($5,000,000) shall be disbursed to fund the TI/LC CapEx Reserve;

(xii) Concurrent with Closing, (A) two million dollars ($2,000,000), and (B) any additional amounts of the Preferred Equity Investment remaining in escrow with Escrow Agent following the disbursement and payment of the Closing Disbursements as described in this Section 4.1, shall be disbursed to the Company Holding Account;

(xiii) Prior to Closing, the Common Member’s Closing Documents shall have been duly executed and received by Preferred Investor; and

(xiv) Concurrent with Closing, Preferred Investor shall receive evidence reasonably satisfactory to Preferred Investor that the Closing Disbursements have been made in accordance with the Closing Statement and the Closing Conditions have been satisfied.

(c) Use of Proceeds. Concurrently with Closing, (i) the Preferred Equity Investment, together with the proceeds from the New Midtown Row Current Mortgage Loan and the Mezzanine Loan shall be disbursed by Escrow Agent in accordance with the Closing Statement (collectively, the “Closing Disbursements”) to (A) effectuate the Transactions in accordance with the Closing Statement, and (B) to pay all other expenses set forth on the Closing Statement, and any balance remaining after all such disbursements are made shall be deposited in to the Company Holding Account and held and applied in accordance with the terms of the Joint Venture Agreement, and (ii) each of Broad Street and Common Member shall transfer all cash held by Broad Street and Common Member to the Company Holding Account, to be held and applied (together with any amounts deposited therein in accordance with the foregoing clause (i)) in accordance with the terms of the Joint Venture Agreement.

Section 4.2. Common Member’s Closing Documents and Other Items. At Closing, except as otherwise provided below, Broad Street, Common Member and the Company, as applicable, shall deliver, or cause to be delivered, to Preferred Investor the following items (collectively, “Common Member’s Closing Documents”):

(a) Documentation to establish to Preferred Investor’s reasonable satisfaction the due authority of the Company’s issuance of the Preferred Membership Interest to Preferred Investor (including the organizational documents of Common Member, as amended from time to time, resolutions of Common Member and from the board of directors of Broad Street approving the Transactions, current certificates of good standing and current certificates of formation for the Company Entities and foreign qualification certificates for Broad Street, Common Member and each Property Owner in the jurisdiction where such Property Owner owns Properties, and such other organizational documents as Preferred Investor shall reasonably require evidencing authority for Broad Street, Common Member and the Company to consummate the Transactions and/or with respect to the Company Entities);

(b) With respect to the Company or the Company Subsidiaries, Transfer Tax forms (if any) required in the applicable jurisdiction in which the Properties owned by the Property Owners are located, including all necessary Tax Returns and other documentation with respect to all Transfer Taxes (collectively, the “Transfer Tax Forms”), duly executed by Common Member and/or the applicable Company Entity;

(c) A counterpart of the Closing Statement, duly executed by Common Member;

(d) A counterpart of the Closing Escrow Agreement, duly executed by Broad Street, Common Member and the Company;

(e) The Joint Venture Agreement, duly executed by Common Member, and the Joinder attached thereto duly executed by Broad Street;

(f) The Clearing Account Agreement, duly executed by the Company and Account Bank;

(g) Reserved;

(h) Legal opinion from counsel for Broad Street in the form attached hereto as Exhibit “G”;

(i) A counterpart of the Registration Rights Agreement, duly executed by Broad Street in the form attached hereto as Exhibit “H” (the “Registration Rights Agreement”);

(j) A counterpart of the Governance Agreement, duly executed by Broad Street, Michael Jacoby and Thomas Yockey in the form attached hereto as Exhibit “I” (the “Governance Agreement”);

(k) A counterpart of the Warrant Agreement, duly executed by Broad Street in the form attached hereto as Exhibit “J” (the “Warrant Agreement”);

(l) A counterpart of the Director Indemnification Agreement, duly executed by Broad Street in the form attached hereto as Exhibit “K” (the “Director Indemnification Agreement”);

(m) Evidence reasonably satisfactory to Preferred Investor that the person executing this Agreement and the Common Member’s Closing Documents on behalf of Broad Street, Common Member and the Company, as applicable, has the full right, power and authority to do so;

(n) Evidence reasonably satisfactory to Preferred Investor that the directors and observers designated by Preferred Investor have been appointed to the Broad Street Board of Directors and added as insured parties to Broad Street’s directors and officers insurance policy;

(o) The Mezzanine Loan Documents, duly executed by the applicable Company Entities;

(p) Common area maintenance reconciliation letters for calendar year 2021 and evidence reasonably satisfactory to Preferred Investor that any amounts owed to Tenants have been paid in full;

(q) Prior to Closing, tenant estoppels in form and substance reasonably acceptable to Preferred Investor, executed by (i) all Tenants leasing more than six thousand (6000) square feet at any individual Property (such Tenants, “Major Tenants”), plus, (ii) additional applicable Tenants occupying, in aggregate, not less than fifty percent (50%) of the remaining leased square footage of the Properties (exclusive of tenant estoppels received from Major Tenants), in each case dated not more than sixty (60) days prior to Closing;

(r) An Internal Revenue Service Form W-9, duly executed by Common Member; and

(s) Such other documents as may be agreed upon by Common Member and Preferred Investor to consummate the Transactions, or as may be reasonably requested by Preferred Investor in connection with the Transactions.

Section 4.3. Preferred Investor’s Closing Documents and Other Items. At Closing, Preferred Investor shall deliver, or cause to be delivered, to Broad Street, Common Member or the Company, as applicable, the following items (collectively, “Preferred Investor’s Closing Documents”):

(a) The Preferred Equity Investment, by Federal Reserve wire transfer of immediately available funds to Escrow Agent;

(b) A counterpart of the Closing Escrow Agreement, duly executed by Preferred Investor;

(c) The Transfer Tax Forms (if any), duly executed by Preferred Investor if and as required in the applicable jurisdiction in which the Properties are located;

(d) The Clearing Account Agreement, duly executed by Preferred Investor;

(e) Reserved;

(f) The Registration Rights Agreement, duly executed by Preferred Investor;

(g) The Governance Agreement, duly executed by Preferred Investor;

(h) The Warrant Agreement, duly executed by Preferred Investor;

(i) A counterpart of the Closing Statement, duly executed by Preferred Investor;

(j) The Joint Venture Agreement, duly executed by Preferred Investor;

(k) An Internal Revenue Service Form W-9, duly executed by Preferred Investor; and

(l) Such other documents as may be agreed upon by Common Member and Preferred Investor to consummate the Transactions.

Section 4.4. Closing Costs; Expenses. Common Member shall pay at Closing: (a) all costs and expenses, including Transfer Taxes, associated with the Pre-Closing Restructuring and the Pre-Closing Restructuring Documents; (b) all attorneys’ fees and expenses incurred by

Preferred Investor, Common Member and the Company in connection with the Transactions contemplated by this Agreement, the Pre-Closing Restructuring and the Pre-Closing Restructuring Documents; (c) the Origination Fee, (d) any fees payable in connection with the releases of the mortgages and UCC Financing Statements contemplated in Section 4.1(b) and Section 4.2; and (e) any additional costs and charges, including Transfer Taxes, customarily charged to sellers in accordance with common escrow practices in the county in which each Property is located. All such expenses shall be set forth on the Closing Statement. Except as provided in Section 4.5, Common Member shall pay all other expenses incurred in connection with this Agreement and the Transactions, including all third‐party engineering and environmental review costs, all other due diligence costs and all legal, accounting and consultant fees incurred by or on behalf of Common Member or Preferred Investor or the Company. Common Member shall indemnify and hold harmless each of Preferred Investor and the Company for any Liabilities arising under this Section 4.4 with respect to any costs or expenses required to be paid by Common Member hereunder that are not listed as line items on the Closing Statement or otherwise paid in full at Closing.

Section 4.5. Brokers. Each of Broad Street and Common Member hereby represents and warrants to Preferred Investor that neither it nor its Affiliates or representatives have engaged or worked with a broker or agent in connection with the Transactions except for Robert W. Baird & Co. and Piper Sandler & Co. (collectively, the “Company’s Broker”). Broad Street and Common Member shall be solely responsible for payment of all commissions, fees and other amounts payable to the Company’s Broker pursuant to one or more separate agreements with the Company’s Broker. Common Member represents and warrants that payment of all amounts due to the Company’s Broker in connection with the transactions contemplated hereunder are set forth on the Closing Statement. Each of Broad Street and Common Member shall indemnify and hold harmless the Company and Preferred Investor for any losses, liabilities, claims, damages and expenses, including reasonable attorney’s fees and costs incurred as a result of the breach of Broad Street’s or Common Member’s representations contained in this Section 4.5. The provisions of this Section 4.5 shall survive the Closing or, if the Transactions is not consummated, any termination of this Agreement.

Section 4.6. Tax Covenants.

(a) If, after the Effective Date, a Tax Authority asserts a claim for Taxes against any Company Entity or begins an action with respect to Tax Returns of any Company Entity for any Pre-Closing Tax period Preferred Investor shall control any such audit or Tax proceeding, and shall keep the Common Member reasonably informed of the status of such audit or Tax proceeding (including providing Common Member with copies of all material written communications received from any Tax Authority with respect to such audit or Tax proceeding as promptly as reasonably practicable after becoming aware thereof). Preferred Investor shall have sole authority to (and cause the relevant “partnership representative” and “designated individual” to) make a “push out” election under Section 6226 of the Code and the applicable regulations promulgated thereunder (and any corresponding provision of state, local or non-U.S. Tax law)) to the extent such election is available with respect to any action, audit, or proceeding related to any of the Company Entities for a Pre-Closing Tax Period, and Common Member and the Company Entities shall cooperate with Preferred Investor and provide assistance as requested by Preferred Investor in connection with the making of any such elections. In addition, the parties and the Company shall, and shall each cause their respective Affiliates to, cooperate with and provide the other with such assistance (including providing access to books and records, signing returns, etc.) as and to the extent reasonably requested in connection with the preparation and filing of any Tax Return (including any amended Tax Return or claim for refund), determining liability for Taxes or in conducting any audit, litigation or other proceeding, in each case, with respect to Taxes imposed on or with respect to the Company, including providing copies of all relevant portions of relevant Tax Returns and related documents, and making its employees available, to the extent reasonably requested.

(b) The parties to this Agreement intend that (i) the Preferred Equity Investment be treated for U.S. federal (and applicable state and local) income tax purposes as a contribution of property to the Company in exchange for interests in the Company in a non-recognition transaction to which Section 721(a) of the Code applies, and (ii) the Company be treated as a partnership for U.S. federal (and applicable state and local) income tax purposes as of and from the beginning of the day immediately following the Effective Date in accordance with Internal Revenue Service Revenue Ruling 99-5, Situation 2. The parties to this Agreement shall report the Transactions for all Tax purposes consistently with this intended tax treatment, unless otherwise required by a Governmental Entity as a result of a “determination” within the meaning of Section 1313(a) of the Code.

(c) Preferred Investor agree to use, and agree to cause its Affiliates to use, commercially reasonable efforts to obtain any certificate or other document from any Person or take such other action as may be necessary and reasonably requested by Common Member to mitigate, reduce or eliminate any Transfer Taxes.

(d) In the event of a conflict between this Section 4.6 and any other provisions of this Agreement, the provisions of this Section 4.6 shall control.

(e) The provisions of this Section 4.6 shall survive the Closing.

ARTICLE V

MISCELLANEOUS

Section 5.1. Amendment and Modification. Subject to Applicable Law, this Agreement may be amended, altered, changed, modified, rescinded or supplemented only by a written agreement signed by Preferred Investor, Common Member and the Company.

Section 5.2. Indemnification; Survival.

(a) From and after the Closing, Common Member shall indemnify, defend and hold harmless the Preferred Investor Parties from and against any and all Liabilities arising from or out of a breach of any of the Common Member’s or the Company’s representations or covenants set forth herein.

(b) This Section 5.2 shall survive the Closing.

Section 5.3. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Common Member:

c/o Broad Street Realty, Inc.

7250 Woodmont Avenue

Suite 350

Bethesda, Maryland 20814

Attention: Michael Z. Jacoby and Alexander Topchy

Email: mjacoby@broadstreetrealty.com;

atopchy@broadstreetrealty.com

With copy to (which shall not constitute notice):

Morrison & Foerster LLP

2100 L Street NW, Suite 900
Washington, DC 20037
Attention: David P. Slotkin; Andrew P. Campbell
Email:dslotkin@mofo.com; andycampbell@mofo.com

If to the Company:

c/o Broad Street Realty, Inc.

7250 Woodmont Avenue

Suite 350

Bethesda, Maryland 20814

Attention: Michael Z. Jacoby and Alexander Topchy

Email: mjacoby@broadstreetrealty.com;

atopchy@broadstreetrealty.com

With copy to Preferred Investor;

and to (which shall not constitute notice):

Morrison & Foerster LLP

2100 L Street NW, Suite 900
Washington, DC 20037
Attention: David P. Slotkin; Andrew P. Campbell
Email:dslotkin@mofo.com; andycampbell@mofo.com

If to Preferred Investor:

c/o Fortress Investment Group LLC

1345 Avenue of the Americas, 46th Floor

New York, New York 10105

Attention: David Moson

Email: dmoson@fortress.com

and to:

c/o Fortress Investment Group LLC

1345 Avenue of the Americas, 46th Floor

New York, New York 10105

Attention: General Counsel, Credit

Email: GC.credit@fortress.com

With copy to (which shall not constitute notice):

Kirkland & Ellis LLP

300 North LaSalle
Chicago, Illinois 60654
Attention: Daniel Perlman, P.C. and Rachel Brown, P.C.
Email: daniel.perlman@kirkland.com

rachel.brown@kirkland.com

and to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attention: David Perechocky
Email: david.perechocky@kirkland.com

Section 5.4. Assignment. This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties. No party shall have the right to assign this Agreement and/or its rights and obligations hereunder without the prior written consent of the other parties, and any such prohibited assignment shall be null and void; provided, however, that notwithstanding the foregoing or anything to the contrary contained herein, Preferred Investor shall have the right to assign this Agreement to any Affiliate of Preferred Investor, in each case without the prior written consent of Broad Street, Common Member, the Company or any other Person. No assignment shall relieve the assignor of any obligations or liabilities under this Agreement. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 5.4. The obligations in this Section 5.4 shall survive the Closing or termination of this Agreement.

Section 5.5. Governing Law and Consent to Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ANY OTHERWISE APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS. ANY ACTION ARISING OUT OF THIS AGREEMENT MUST BE COMMENCED BY PREFERRED INVESTOR, COMMON MEMBER OR THE COMPANY FIRST, IN THE COURT OF CHANCERY WITHIN NEW CASTLE COUNTY IN THE STATE OF DELAWARE (AND ANY APPELLATE COURT THEREOF LOCATED WITHIN SUCH COUNTY) AND TO THE EXTENT SUCH COURT OF CHANCERY (OR APPELLATE COURT THEREOF LOCATED WITHIN SUCH COUNTY) LACKS JURISDICTION OVER THE MATTER, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED WITHIN NEW CASTLE COUNTY IN THE STATE OF DELAWARE (OR APPELLATE COURT THEREOF LOCATED WITHIN SUCH COUNTY), AND EACH PARTY HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE ABOVE COURTS IN ANY SUCH ACTION AND TO THE LAYING OF VENUE IN THE STATE OF DELAWARE. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. ANY PROCESS IN ANY SUCH ACTION SHALL BE DULY SERVED IF MAILED BY REGISTERED MAIL, POSTAGE PREPAID, TO THE PARTIES AT THEIR RESPECTIVE ADDRESS DESCRIBED IN SECTION 5.3 HEREOF.

Section 5.6. Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute a single instrument. Each party may deliver its signed counterpart of this Agreement to the other parties by means of electronic mail or any other electronic medium utilizing image scan technology, and such delivery will have the same legal effect as hand delivery of an originally executed counterpart.

Section 5.7. Entire Agreement. This Agreement and any other document to be furnished pursuant to the provisions hereof embody the entire agreement and understanding of the parties hereto as to the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants, or undertakings other than those expressly set forth or referred to in such documents. This Agreement and such documents supersede all prior agreements and understandings among the parties with respect to the subject matter hereof.

Section 5.8. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement, or affecting the validity or enforceability of any of the terms or provisions of this Agreement.

Section 5.9. Attorney Fees. If any action is brought by any party to this Agreement to enforce or interpret its terms or provisions, the prevailing party will be entitled to reasonable attorney fees and costs incurred in connection with such action prior to and at trial and on any appeal therefrom. The provisions of this Section 5.9 shall survive the Closing or termination of this Agreement.

Section 5.10. Payment of Fees and Expenses. Except as expressly provided in Section 4.4 hereof or in the Joint Venture Agreement, each party to this Agreement will be responsible for, and will pay, all of its own fees and expenses, including those of its counsel and accountants, incurred in the negotiation, preparation, and consummation of this Agreement and the Transactions.

Section 5.11. Publicity; Confidentiality.

(a) The parties agree that neither will issue any press release or otherwise publicize the terms of this Agreement without the written consent of the other party, except as such publicity may be made in the course of normal reporting practices by a party to its direct or indirect partners, shareholders or members or as otherwise required by law. Notwithstanding the foregoing to the contrary, (i) Preferred Investor shall be authorized to issue one or more press releases following the Effective Date containing terms satisfactory to the Preferred Investor in its sole discretion; provided, however, that Preferred Investor shall endeavor in good faith to consult with Common Member in the preparation and distribution of such press release(s) so long as such consultation does not cause unreasonable delay in connection with the preparation and distribution of such press release(s) and (ii) Preferred Investor’s prior written consent shall not be required with respect to any regulatory filings with state and/or federal securities regulatory governmental authorities (e.g., Form 10-K, Form 10-Q and Form 8-K), as long as the descriptions of the Agreement, Transactions or Preferred Investor (to the extent applicable) are substantially the same as those descriptions set forth in the Form 8-K of Broad Street dated on or about the date hereof, a copy of which has been approved by Preferred Investor. Except to the extent required under any applicable law, any modifications to the descriptions of the Agreement, Transactions or Preferred Investor (to the extent applicable) which cause such descriptions not to be substantially the same as those descriptions set forth in the Form 8-K of Broad Street dated on or about the date hereof, shall be subject to Preferred Investor’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(b) Subject to the foregoing Section 5.11(a), each of the parties hereto agrees to keep the existence and contents of this Agreement and the Transactions (including the structure, terms and conditions set forth in this Agreement and the fact that the other party executed this Agreement) confidential, except as (i) may be required by a judicial or administrative proceeding or as otherwise may be reasonably deemed to be required by applicable law, rule or regulation, in which case such party will provide the other party with an advance version of any such disclosure and the opportunity for the other party to comment thereon; and/or, (ii) on a strictly confidential and “need to know” basis, solely to its directors, officers, investors, potential financing sources and partners, employees and professional advisors (collectively, its “Representatives”) who, in such party’s reasonable judgement, need to know such information for the purposes of evaluating, negotiating or consummating the Transactions. Each party hereto will direct its Representatives to keep the same strictly confidential, and will be responsible for any breach by its Representatives.

(c) This Section 5.11 shall survive the Closing or termination of this Agreement.

Section 5.12. Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY ACTION ARISING OUT OF MATTERS RELATED TO THIS AGREEMENT, WHICH WAIVER IS INFORMED AND VOLUNTARY.

Section 5.13. Limited Liability. Notwithstanding anything to the contrary contained herein, no direct or indirect, former, current or future constituent partner, shareholder or member in or agent of Preferred Investor, nor any direct or indirect advisor, trustee, director, officer, member, partner, employee, beneficiary, shareholder, participant, representative or agent of any entity that is or becomes a direct or indirect, former, current or future constituent partner, shareholder or member in Preferred Investor or an agent of Preferred Investor shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter. Common Member shall look solely to Preferred Investor’s assets, as applicable, for the payment of any claim or for any performance, and Common Member, in its own capacity and on behalf of its respective successors and assigns, hereby waive, as applicable, any and all such personal liability. This Section 5.13 shall survive the Closing without limitation.

Section 5.14. Time of Essence. Time is of the essence with respect to each of the terms of this Agreement.

Section 5.15. No Waiver. The failure of any party to insist upon strict performance of a covenant hereunder or of any obligation hereunder or to exercise any right or remedy hereunder, regardless of how long such failure shall continue, shall not be a waiver of such party’s right to demand strict compliance therewith in the future unless such waiver is in writing and signed by the party giving the same.

Section 5.16. Not an Offer. The preparation or distribution of drafts hereof by one party to the other shall not be deemed to constitute an offer and this Agreement shall only become binding and enforceable upon execution hereof by both parties.

Section 5.17. No Third Party Beneficiaries. Nothing in this Agreement is intended to benefit any third party, or create any third party beneficiary.

Section 5.18. Waiver of Consequential and Punitive Damages. Notwithstanding any provision in this Agreement to the contrary, no party will be liable to any other party for punitive, special, consequential or other speculative damages in connection with the Transactions, this Agreement, the Closing Documents, or any other document entered into in connection therewith, except to the extent incurred pursuant to a third party claim.

[Remainder of Page Intentionally Left Blank;

Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

COMMON MEMBER:

BROAD STREET OPERATING
PARTNERSHIP, LP, a Delaware limited
partnership

By:	Broad Street OP GP, LLC, its general partner

By:	/s/ Michael Z. Jacoby
Name:	Michael Z. Jacoby
Title:	Chief Executive Officer

THE COMPANY:

BROAD STREET EAGLES JV LLC, a Delaware limited liability company

By:	Broad Street Operating Partnership, LP, its
managing member

By:	Broad Street OP GP, LLC, its general partner

By:	/s/ Michael Z. Jacoby
Name:	Michael Z. Jacoby
Title:	Chief Executive Officer

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

[Signature Page to Preferred Equity Investment Agreement]

PREFERRED INVESTOR:

CF FLYER PE INVESTOR LLC,
a Delaware limited liability company

By:	/s/ Scott Desiderio
Name:	Scott Desiderio
Title:	Deputy Chief Financial Officer

[END OF SIGNATURES]

[Signature Page to Preferred Equity Investment Agreement]

JOINDER BY BROAD STREET REALTY, INC.

The undersigned has executed this Preferred Equity Investment Agreement as of the date first above and hereby (i) consents to Broad Street Operating Partnership, LP, a Delaware limited partnership (“Common Member”) and Broad Street Eagles JV LLC, a Delaware limited liability company (the “Company”) entering into this Preferred Equity Investment Agreement and performing their respective obligations hereunder and under the Ancillary Agreements, (ii) agrees to direct and cause each of Common Member and the Company to consummate the transactions contemplated hereby, and (iii) agrees, on a joint and several basis, to be bound by the obligations and liabilities of Broad Street Realty, Inc., a Delaware corporation, and Common Member, as set forth herein.

BROAD STREET REALTY, INC.,
a Delaware corporation

By:	/s/ Michael Z. Jacoby
Name:	Michael Z. Jacoby
Title:	Chief Executive Officer

[Joinder to Preferred Equity Investment Agreement]